Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of July 2, 2024, by and among Douglas Elliman Inc., a Delaware corporation (the “Company”), Alter Domus (US) LLC as collateral agent for the Purchasers (in such capacity, together with its successor and assigns in such capacity (the “Collateral Agent”) and the Purchasers.

RECITALS

A. The Company, the Collateral Agent and each Purchaser are executing and delivering this Agreement, and the Company is issuing and each Purchaser is purchasing the securities, respectively, pursuant hereto in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the Notes, in the amounts and for the Purchase Price set forth next to the name of each Purchaser on Schedule 1 hereto.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Collateral Agent and each Purchaser hereby agrees as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement or in any supplement, amendment or Exhibit hereto, when used herein, the following terms shall have the following meanings:

(a) “Affiliate” of any Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of the Purchasers or any of their respective Affiliates for purposes of this Agreement and the other Transaction Documents.

(b) “Akin” means Akin Gump Strauss Hauer & Feld, LLP.

(c) “ALTA” means the American Land Title Association.

(d) “Anti-Corruption Laws” has the meaning set forth in Section 3.1.

(e) “Anti-Money Laundering Laws” has the meaning set forth in Section 3.1.

(f) “Anti-Terrorism Laws” means any applicable laws related to financing terrorism including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

(g) “Bankruptcy Event” means, with respect to the Company or its Subsidiaries, (i) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (ii) applying for, or consenting or acquiescing to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (iii) making a general assignment for the benefit of its creditors; (iv) commencement of any involuntary case seeking liquidation, winding-up, or reorganization of the Company or its Subsidiaries under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against the Company or its Subsidiaries under any other applicable law and (1) consenting to the institution of the involuntary case against it, (2) the petition commencing the involuntary case not being dismissed within sixty (60) days of its filing, (3) an interim trustee being appointed to take possession of all or a portion of the property, or to operate all or any part of the business of the Company or its Subsidiaries and such appointment not being vacated within sixty (60) days, or (4) an order for relief having been issued or entered therein; (v) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over the Company or its Subsidiaries or all or a part of its respective property; (vi) the granting of any other similar relief against the Company or its Subsidiaries under any applicable Bankruptcy Law, the Company or its Subsidiaries filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or the Company or its Subsidiaries taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; (vii) the Company or any of its Subsidiaries taking any form of corporate action to be liquidated or dissolved; or (viii) the Company or its Subsidiaries admitting in writing its inability to pay its debts as they become due.

(h) “Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.

(i) “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

(j) “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended, or any successor thereto.

(k) “Board of Directors” means the board of directors of the Company.

(l) “Board of Governors” means the Board of Governors of the United States Federal Reserve System.

(m) “Business Day” means any day other than a Saturday or Sunday or any other day on which the Federal Reserve Bank of New York is not open for business.

(n) “Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one (1) year and which, in accordance with GAAP, would be classified as capital expenditures.

(o) “Cash Balance” means, as of any date (calculated at the close of business on such date), the aggregate amount of Unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries on such date.

(p) “Cash Equivalents” means, as at any date of determination, any of the following: (i) Dollars; (ii) marketable securities (A) issued or directly and unconditionally guaranteed by the United States Government or (B) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case with maturities not exceeding two years from the date of acquisition; (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition and having, at the time of the acquisition thereof, an investment-grade rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); (iv) commercial paper or variable or fixed rate notes issued by a corporation or other Person maturing no more than two years from the date of acquisition and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (v) certificates of deposit or bankers’ acceptances with maturities of two years or less from the date of acquisition and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that has capital and surplus in excess of $500,000,000; (vi) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (v) above entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (v) above, (vii) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency), (viii) investment funds investing at least 95% of their assets in investments of the types described in clauses (i) through (v) above and (ix) below; and (ix) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency).

(q) “Closing” means the time of issuance and sale of the Notes by the Company to the Purchasers.

(r) “Closing Date” means the date on which Closing occurs.

(s) “Code” means the Internal Revenue Code of 1986, as amended, from time to time.

(t) “Collateral” has the meaning set forth in the Security Agreement.

(u) “Collateral Agent” has the meaning set forth in the Preamble hereto.

(v) “Collateral Agent Fee Letter” means the Fee Letter between the Company and Alter Domus (US) LLC, dated as of even date herewith, relating to the fees and expenses payable to Alter Domus (US) LLC as consideration for its agreement to act as Collateral Agent under this Agreement and the other Transaction Documents.

(w) “Collateral Agent Parties” has the meaning set forth in Section 8.7.

(x) “Collateral Agent’s Expenses” has the meaning set forth in Section 2.4.

(y) “Common Stock” means (i) the Company’s common stock, $0.01 par value per share, and (ii) any other capital stock or securities into which such common stock shall have been changed or any share or other capital resulting from a reclassification of such common stock.

(z) “Company” has the meaning set forth in the Preamble hereto.

(aa) “Company Covered Person” and “Company Covered Persons” have the meaning set forth in Section 3.1.

(bb) “Company Intellectual Property Rights” has the meaning set forth in Section 3.1(j).

(cc) “Company’s knowledge” means the actual knowledge (after due inquiry) of any of the persons identified on Schedule 2 hereto.

(dd) “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or hereafter formed)), in the real estate services business within any state or country in which, at the relevant time, the Company carries on business, but shall not include any financial investment firm or collective investment vehicle that together with its Affiliates, holds less than ten percent (10%) of the outstanding equity of a Competitor.

(ee) “Consolidated Adjusted EBITDA” means, with respect to the Company and its consolidated Subsidiaries for any period, (i) the sum, without duplication, of the amounts for such period of (A) net income attributed to the Company, plus (B) interest expense, plus (C) provisions for Taxes based on income, plus (D) total depreciation expense, plus (E) total amortization expense, plus (F) net loss attributed to non-controlling interest, plus (G) noncash stock based compensation expense, plus (H) restructuring expenses and impairment expense; provided, that, the cash amount in this clause (H) shall not exceed $5,000,000 in any period, plus (I) non-recurring litigation settlement expense, minus (ii) the sum, without duplication of the amounts for such period of (A) other noncash items increasing net income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (B) interest income.

(ff) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(gg) “Conversion Date” has the meaning set forth in the Notes.

(hh) “Conversion Shares” has the meaning set forth in the Notes.

(ii) “Current Report” has the meaning set forth in Section 4.5.

(jj) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(kk) “Disqualified Capital Stock” means any capital stock which, by its terms (or by the terms of any security or other capital stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) provides for scheduled payments or dividends or similar distributions in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other capital stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then maturity date of the Notes at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or casualty event are subject to the prior payment in full of the Notes; provided, that if such capital stock is issued pursuant to a plan for the benefit of employees of any Note Party or by any such plan to such employees, such capital stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Note Party in order to satisfy applicable statutory or regulatory obligations.

(ll) “Disqualification Event” has the meaning set forth in Section 3.1.

(mm) “Disqualified Transferee” has the meaning set forth on Schedule 3.

(nn) “Dollar(s)” and “$” means lawful money of the United States.

(oo) “DTC” means the Depository Trust Company.

(pp) “Enforceability Exceptions” has the meaning set forth in Section 3.1(d)(iii).

(qq) “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental authority having the force or effect of law and relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

(rr) “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnity obligations), of any Note Party directly or indirectly resulting from or based upon (i) any violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

(ss) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(tt) “Evaluation Date” has the meaning set forth in Section 3.1.

(uu) “Event of Default” has the meaning set forth in the Notes.

(vv) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ww) “Excluded Shares” means shares of Common Stock issued to a Holder of a Note pursuant to a Notice of Conversion delivered by such Holder following receipt of a Company Redemption Notice.

(xx) “Excluded Subsidiary” means the Subsidiaries listed on Schedule 1.1(xx).

(yy) “Free Cash Flow” means as of any date of determination, the Operating Cash Flow of the Company and its Subsidiaries less the sum of (i) the Capital Expenditures of the Company and its Subsidiaries, (ii) to the extent not otherwise deducted from Operating Cash Flow, interest payments made on the Notes and (iii) to the extent not otherwise deducted from Operating Cash Flow, Taxes paid.

(zz) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(aaa) “Hazardous Materials” means (i) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (ii) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (iii) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

(bbb) “Immaterial Subsidiary” means, on any date of determination, any Subsidiary designated in writing from time to time as such by the Company, so long as such Subsidiary (x) does not own or hold assets (A) individually, exceeding two and a half percent (2.5%) of the consolidated total assets of the Company and its Subsidiaries or (B) when combined with the assets of all other Immaterial Subsidiaries that are not Note Parties, exceeding five percent (5.0)% of the consolidated total assets of the Company and its Subsidiaries, and (y) does not account for revenue (A) individually, exceeding five percent (5.0%) of the revenue of the Company and its Subsidiaries or (B) when combined with the revenue of all other Immaterial Subsidiaries that are not Note Parties, exceeding ten percent (10.0%) of the revenue of the Company and its Subsidiaries, in each case, for the fiscal quarter most recently ended for which financial statements have been, or are required to have been, disclosed in the SEC Reports and pursuant to Section 4.14. The list of Subsidiaries designated as Immaterial Subsidiaries as of the Closing Date is set forth on Schedule 1.1(xx).

(ccc) “Indebtedness” means, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations), (ii) all obligations of such Person for the deferred purchase price of property or services including seller notes or earn-out obligations appearing on such Person’s balance sheet in accordance with GAAP (other than trade payables and accrued expenses incurred in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or the Purchasers under such agreement in the event of default are limited to repossession or sale of such property), (v) the capitalized amount of all capital lease obligations of such Person that would appear on a balance sheet in accordance with GAAP, (vi) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (vii) all obligations of such Person, contingent or otherwise, with respect to all unpaid drawings in respect of letters of credit, bankers’ acceptances and similar obligations,(viii) any Disqualified Capital Stock issued by any Note Party, (ix) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (viii) above (including guarantees in the form of an agreement to repurchase or reimburse), (ix)

all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that, if such Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (A) the principal amount of the obligation being secured and (B) the fair market value of the encumbered property; and (x) all Contingent Obligations in respect to indebtedness or obligations of any Person of the kind referred to in clauses (i)-(ix) above. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

(ddd) “Indemnified Liabilities” has the meaning set forth in Section 7.4.

(eee) “Initial Investors” means KLIM, each of the Purchasers as of the date hereof, and each of their respective Affiliates.

(fff) “Initial Investors’ Ownership Percentage” means, at any relevant time, with respect to the Initial Investors, a percentage equal to the quotient of (i) the total number of shares of Common Stock beneficially owned (as that term is defined in Rule 13d-3 under the Exchange Act) by all Initial Investors in the aggregate (calculated on an as-converted basis (including any Common Stock then issued or potentially issuable in the future pursuant to the Notes), but excluding Excluded Shares) at such time, and (ii) the total number of shares of Common Stock beneficially owned by all Initial Investors in the aggregate as of the Closing Date (calculated on an as-converted basis (including any Common Stock then issued or potentially issuable in the future pursuant to the Notes), but excluding Excluded Shares), as adjusted for any subdivision, share dividend, bonus issue, combination thereof, or other recapitalization or reclassification. For purposes of this definition of “Initial Investors’ Ownership Percentage,” the term “beneficial ownership” shall not take into account any beneficial ownership limitations set forth in the Notes, the effect of which is that all Common Stock that can be issued pursuant to the Notes shall be deemed to be beneficially owned by the Initial Investors for purposes of this definition of “Initial Investors’ Ownership Percentage” notwithstanding any beneficial ownership limitations otherwise set forth in the Notes.

(ggg) “Insider” has the meaning set forth in Section 3.1(i).

(hhh) “Intellectual Property Rights” means all rights, title, and interest in and to the following: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable or reduced to practice), (ii) trademarks, service marks, trade dress, trade names, corporate names, d/b/a names, logos and slogans, and Internet domain names and social media handles, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works (both published and unpublished) including all works of authorship, (iv) trade secrets and know-how, (v) computer programs and applications, including source codes and object codes, and generative artificial intelligence tools and algorithms, (vi) all rights of publicity with all goodwill related thereto, (vii) all other intellectual, proprietary or industrial rights, including such rights arising under license agreements, (viii) all issuances, registrations and applications for any of the foregoing and (ix) all rights and remedies relating thereto, including remedies against, and the right to recover damages from, present and past infringement and rights to protection of interests therein.

(iii) “IP Licenses” has the meaning set forth in Section 3.1(j).

(jjj) “IT Systems” has the meaning set forth in Section 3.1.

(kkk) “KLIM” means Kennedy Lewis Investment Management LLC.

(lll) “KLIM Designee” has the meaning set forth in Section 5.1.

(mmm) “Legend Removal Date” has the meaning set forth in Section 4.1(e).

(nnn) “Liabilities” means all direct or indirect liabilities and obligations of any kind of the Company to the Purchasers pursuant to the Notes, this Agreement and/or any of the other Transaction Documents.

(ooo) “Liens” or “lien” means any mortgage, claim, encumbrance, right of first refusal, preemptive right, pledge, lien (statutory or otherwise), security agreement, security interest, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance or restriction upon or with respect to any property of any kind.

(ppp) “Liquidity” means, as of any date of determination, the amount of Unrestricted Cash and Cash Equivalents of the Company and the Subsidiary Guarantors.

(qqq) “Liquidity Covenant Trigger Period” means the period (a) commencing after any two consecutive fiscal quarters from and after the fiscal quarter commencing July 1, 2024, that the Company’s Consolidated Adjusted EBITDA for such fiscal quarters is less than zero dollars ($0) in each such fiscal quarter, and (b) continuing until such time as the Company’s Consolidated Adjusted EBITDA at the end of any subsequent fiscal quarter is greater than zero dollars ($0), in each case based on the financial information delivered pursuant to Section 4.14(a)(i).

(rrr) “Margin Stock” has the meaning set forth in Regulation U of the Board of Governors, as in effect from time to time.

(sss) “Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions (except for any such change or conditions that primarily result from the execution and performance of this Agreement and the other Transaction Documents) that has, or would reasonably be expected to have, a materially adverse effect on (i) the business, assets, property, prospects, operations, or condition (financial or otherwise) of the Company and all of its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated herein or in any other Transaction Document, (iii) the validity or enforceability of this Agreement or any of the other Transaction Documents or (iv) the rights or remedies of the Collateral Agent and the Purchasers hereunder or thereunder.

(ttt) “Nomination Condition” has the meaning set forth in Section 5.1.

(uuu) “Note Parties” means, collectively, the Company and each of the Subsidiary Guarantors.

(vvv) “Notes” means all of the Senior Secured Convertible Promissory Notes in the form attached hereto as Exhibit A and any and all Note(s) issued in exchange, transfer or replacement of the Notes.

(www) “OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

(xxx) “Operating Cash Flow” means, as of any date of determination, the cash flows from operating activities of the Company and its Subsidiaries as set forth in the Company’s financial statements delivered or required to be delivered pursuant to Section 4.14.

(yyy) “Organization Documents” means (i) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

(zzz) “Other Covered Person” has the meaning set forth in Section 3.1.

(aaaa) “Other Documents” has the meaning set forth in Section 3.1.

(bbbb) “Perfection Certificate” means that certain perfection certificate delivered by the Note Parties, dated as of the Closing Date, which shall be in form and substance reasonably satisfactory to KLIM.

(cccc) “Permitted Distribution Conditions” means:

(i) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to any dividend or distribution;

(ii) the PIK Option is not currently elected; and

(iii) immediately after giving effect to and at all times during the thirty (30) day period immediately prior to any dividend or distribution, Liquidity (calculated on a pro forma basis immediately after giving effect to such dividend or distribution) shall be no less than $25,000,000.

(dddd) “Permitted Indebtedness” means (i) Indebtedness of the Company evidenced by the Notes, this Agreement and/or any other Document in favor of the Purchasers, including all Liabilities, (ii) capital lease obligations of any Note Party or its Subsidiaries that appears on the balance sheet of such Note Party or its Subsidiaries in accordance with GAAP in an aggregate amount not to exceed $5,000,000; (iii) trade Indebtedness incurred in the ordinary course of business; (iv) the Permitted Revolving Facility; (v) Indebtedness consisting of unsecured intercompany loans and advances incurred by (a) any Note Party owing to any other Note Party and (b) any Note Party owing to any Subsidiary that is not a Note Party in an aggregate amount not to exceed $4,000,000; (vi) Indebtedness in respect of treasury, depositary and cash management services, including netting services, overnight draft protections, controlled disbursement services, ACH and electronic funds transfer, credit cards, merchant cards, purchase cards and debit cards (including procurement cards or p-cards), non-card e-payables services, lockbox services, stop payment services, wire transfer services, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business; (vii) Indebtedness to employees, individual service providers, real estate brokers or other agents of the Company or its Subsidiaries, including forgivable loans or retention arrangements extended in the ordinary course of business and consistent with past practice; (viii) Indebtedness with respect to performance bonds, surety and appeal bonds and similar instruments incurred in the ordinary course of business; (ix) Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (a) sellers in connection with acquisitions or similar investments and (b) purchasers in connection with dispositions; (x) [reserved]; (xi) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 in the aggregate at any time outstanding; (xii) Indebtedness that is subordinated to, subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Required Purchasers, and not equal to or senior to the Notes; and (xiii) any Refinancing Indebtedness of the foregoing clauses (i) through (xii).

(eeee) “Permitted Liens” means (i) any Lien for Taxes not yet due and payable or being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’ or landlords’ liens or other like liens and security obligations that are not delinquent, (iii) matters of record, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, in each case, which do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries and do not materially detract from the value or use of the property subject thereto, (iv) any Lien on fixed assets arising under capital lease obligations entered into after the date of this Agreement; provided, that, each such lien shall attach only to the property to be acquired, (v) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due and delinquent, (vi) any Lien arising under a Permitted Revolving Facility, (vii) any Liens securing Permitted Indebtedness set forth in clause (i) of the definition of Permitted Indebtedness, (viii) (a) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Notes and (b) pledges in cash or deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings described in the foregoing clause (a), (ix) Liens in favor of financial institutions arising in connection with the Company’s or its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions and bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and payment processors; provided, that such deposit accounts or funds are not established or deposited for the purposes of providing collateral for any Indebtedness, (x) Liens (other than any Liens imposed by ERISA) (a) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than capital leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the repayment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers and (b) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any of its Subsidiaries in the ordinary course of business supporting obligations of the type described in the foregoing clause (a), (xi) non-exclusive licenses of Intellectual Property Rights granted to third parties in the ordinary course of business, and (xii) other Liens securing Indebtedness or other obligations outstanding in an aggregate not to exceed $5,000,000 at any time outstanding.

(ffff) “Permitted Revolving Facility” means, one or more debt facilities or arrangements that may be entered into by the Company or other Note Parties providing for revolving credit loans, letters of credit or other revolving indebtedness or other advances, in each case, subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Required Purchasers, in an aggregate amount not to exceed $20,000,000.

(gggg) “Permitted Transferee” means any transferee of the Notes permitted by this Agreement (including any transferee described in Section 4.1(a)).

(hhhh) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including any instrumentality, division, agency, body or department thereof).

(iiii) “Personal Data” has the meaning set forth in Section 3.1(q).

(jjjj) “Principal Market” means the Trading Market on which the Common Stock is listed or quoted for trading on the date in question, which as of the date hereof is the New York Stock Exchange.

(kkkk) “Purchase Price” means the price to be paid by each Purchaser, in cash, to purchase such Purchaser’s Notes.

(llll) “Purchaser” means (i) each Purchaser identified on the signature pages hereto, and (ii) each Purchaser’s successors and Permitted Transferees (collectively, the “Purchasers”).

(mmmm) “Purchasers’ Expenses” has the meaning set forth in Section 2.4.

(nnnn) “Real Estate Asset” means an interest (fee, leasehold or otherwise) in any real property.

(oooo) “Refinancing Indebtedness” means Indebtedness that serves to refund, refinance, replace, renew, extend or defease any Permitted Indebtedness (including any unpaid interest, premiums, defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees incurred in connection with such refinancing)) in an amount not to exceed the principal amount or liquidation value of the Indebtedness so refinanced, plus premiums, fees and expenses; provided, however, that such Refinancing Indebtedness (x) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness being refinanced (or requires only interest be paid in cash prior to the date that is 91 days after the maturity date of the Notes), or (y) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced.

(pppp) “Register” has the meaning set forth in Section 2.7.

(qqqq) “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, as hereinafter amended and/or supplemented, together with all exhibits, schedules and annexes thereto.

(rrrr) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

(ssss) “Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock, including any Conversion Shares, that may be issued pursuant to the terms of the Transaction Documents. For purposes of calculating the Required Minimum, the Company shall assume that the entire Outstanding Balance (as defined in the Notes) of the Notes will remain outstanding until the applicable maturity date of such Notes.

(tttt) “Required Purchasers” means the Purchasers holding a majority of the then outstanding principal amount (as such amount may be increased from time to time by the amount of interest paid in kind) under all Notes, which shall be the same threshold as the Required Holders under the Notes.

(uuuu) “Sanctions” has the meaning set forth in Section 3.1.

(vvvv) “Sanctioned Country” has the meaning set forth in Section 3.1.

(wwww) “SEC” means the United States Securities and Exchange Commission.

(xxxx) “SEC Reports” has the meaning set forth in Section 3.1(n).

(yyyy) “Secured Parties” means the Collateral Agent and each Purchaser.

(zzzz) “Securities” means the Notes purchased pursuant to this Agreement and all Conversion Shares and any securities of the Company issued in replacement, substitution and/or in connection with any exchange, conversion and/or any other transaction pursuant to which all or any of such securities of the Company are issued to the Purchasers.

(aaaaa) “Securities Act” has the meaning set forth in the Recitals hereof.

(bbbbb) “Security Agreement” means the Security Agreement, dated as of the date hereof, as hereinafter amended and/or supplemented, together with all exhibits, schedules and annexes to such Security Agreement.

(ccccc) “Specified Event of Default” means an Event of Default under Section 6(i) and/or Section 6(vii) of the Notes.

(ddddd) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For the avoidance of doubt, a Person’s “Subsidiaries” shall include the Subsidiaries of such Person’s Subsidiaries (including, for the purpose of clarity, any such Subsidiary formed or acquired on or after the Closing).

(eeeee) “Subsidiary Guarantor” means each Subsidiary of the Company that is party to the Security Agreement, which shall not, for the avoidance of doubt, include any Immaterial Subsidiary or the Excluded Subsidiary, so long as such Person remains an Immaterial Subsidiary or Excluded Subsidiary, as applicable, in accordance with the terms hereof.

(fffff) “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any U.S. federal, state, local or non-U.S. governmental authority, including any interest, additions to tax or penalties applicable thereto.

(ggggg) “Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document, including any related or supporting information with respect to any of the foregoing documents or materials, filed or to be filed with any U.S. federal, state, local or non-U.S. governmental authority in connection with the determination, assessment, collection or administration of Taxes.

(hhhhh) “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Trading Market for less than four and half (4.5) hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Trading Market (or if the Trading Market does not designate in advance the closing time of trading on the Trading Market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Required Purchasers.

(iiiii) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, or The NASDAQ Capital Market, or the New York Stock Exchange, NYSE Arca, or the NYSE MKT (or any successor to any of the foregoing).

(jjjjj) “Transaction Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the Collateral Agent Fee Letter, the Perfection Certificate, the Registration Rights Agreement, and such other documents, instruments, certificates, supplements, amendments, exhibits and schedules required pursuant to and/or attached to this Agreement and/or any of the above documents, and/or any other document whether now existing or at any time hereafter arising designated as such by the Company and KLIM in writing.

(kkkkk) “Transfer” has the meaning set forth in Section 4.1.

(lllll) “UCC” means the Uniform Commercial Code of as in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(mmmmm) “Unrestricted Cash” means (i) unrestricted cash and Cash Equivalents and (ii) cash and Cash Equivalents that are restricted only in favor of the Purchasers established and under a Transaction Document, in each case, whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP.

(nnnnn) “Upfront Fee” has the meaning set forth in Section 2.5.

1.2 Other Definitional Provisions.

(a) Use of Defined Terms. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents.

(b) Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Transaction Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (iv) all references in a Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and Intellectual Property. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until”

each mean “to but excluding;” and the word “through” means “to and including.” Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document. Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(c) UCC Terms. Terms used in this Agreement that are defined in the UCC shall, unless the context indicates otherwise or are otherwise defined in this Agreement, have the meanings provided for by the UCC.

(d) Accounting Terms.

(i) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements provided in the SEC Reports, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20, on financial liabilities shall be disregarded.

(ii) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Transaction Document, and either the Company or the Required Purchasers shall so request, the Purchasers and Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(e) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

ARTICLE 2

PURCHASE AND SALE OF THE NOTES

2.1 Closing. The Closing shall occur at 10:00 am remotely via the electronic exchange of documents and signatures on the date hereof, which shall be the Closing Date.

2.2 Conditions to Purchase of Notes. Subject to the terms and conditions of this Agreement, each Purchaser will, at the Closing on the Closing Date, purchase from the Company, Notes in the amount and for the Purchase Price as set forth on Schedule 1 hereto.

2.3 Purchase Price and Payment of the Purchase Price for the Notes. The Purchase Price for the Notes to be purchased by each Purchaser at the Closing shall be as set forth on Schedule 1 hereto and shall be paid at the Closing (less all of such Purchaser’s pro rata share of the Purchasers’ Expenses and the Upfront Fee) by such Purchaser by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions, against delivery of the Notes.

2.4 Purchasers’ Costs and Expenses; Collateral Agent’s Costs and Expenses.

(a) On the Closing Date, all reasonable and documented costs and expenses of the Purchasers related to the negotiation, due diligence, preparation, closing, and all other items regarding or related to this Agreement and the other Transaction Documents, including third-party consulting and accounting expenses, and the legal fees and expenses of the Purchasers’ legal counsel, Akin (collectively, the “Purchasers’ Expenses”), shall be due and payable from the Company to the Purchasers; and each Purchaser shall reduce by such Purchaser’s pro rata share of the Purchasers’ Expenses the Purchase Price to be paid to the Company for the purchase of the Notes. Although the Purchasers’ Expenses shall reduce the Purchase Price actually paid to the Company, such Purchasers’ Expenses shall constitute part of such Purchase Price and shall not directly and/or indirectly reduce and/or result in any set-off of the aggregate principal amount of the Notes or result in a set-off and/or reduction of any other funds owed by the Company to the Purchasers. Notwithstanding anything to the contrary contained herein, the Company’s responsibility for the Purchasers’ Expenses to be paid on the Closing Date shall not exceed, in the aggregate, $500,000.

(b) On the Closing Date, all reasonable and documented costs and expenses of the Collateral Agent related to the negotiation, due diligence, preparation, closing, and all other items regarding or related to this Agreement and the other Transaction Documents, including third-party consulting and accounting expenses, and the legal fees and expenses of the Collateral Agent’s legal counsel, Holland & Knight LLP (collectively, the “Collateral Agent’s Expenses”) together with the amount set forth in the Collateral Agent’s Fee Letter, shall be due and payable from the Company to the Collateral Agent by wire transfer, in immediately available funds to the Collateral Agent’s account as set forth in writing to the Company.

2.5 Upfront Fee. On the Closing Date, the Company shall pay (or shall cause to be paid) to each Purchaser a fee in cash (the “Upfront Fee”) equal to the product of (x) such Purchaser’s Purchase Price as set forth on Schedule 1 hereto multiplied by (y) two and a half percent (2.50%), and each Purchaser shall reduce by such Upfront Fee its respective Purchase Price to be paid to the Company for the purchase of the Notes. Although the Upfront Fee shall reduce Purchase Price actually paid to the Company, such Upfront Fee shall constitute part of such Purchase Price and shall not directly and/or indirectly reduce and/or result in any set-off of the aggregate principal amount of the Notes or result in a set-off and/or reduction of any other funds owed by the Company to the Purchasers.

2.6 Use of Proceeds.

(a) The proceeds actually received by the Company from the sale and issuance of the Notes on the Closing Date shall be used by the Company for the payment of the Company’s transaction expenses in connection with the transactions contemplated hereby and for general corporate purposes.

(b) The Company shall not use any portion of the proceeds from the sale and issuance of the Notes to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

2.7 Registration of the Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes (the “Register”). The name and address of each Purchaser of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any Purchaser of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement or the Notes. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company and the Collateral Agent shall not be affected by any notice or knowledge to the contrary. The Company shall provide to the Collateral Agent, within five (5) Business Days after (i) a request therefor or (ii) any change to the Register, a complete and correct copy of the Register; provided that the Collateral Agent shall be entitled to rely upon the most recent Register that it received from the Company and shall not be liable for any action taken in reliance on the information set forth in such Register.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES; OTHER ITEMS

3.1 Representation and Warranties of the Note Parties. Except with respect to the transactions contemplated by this Agreement and the other Transaction Documents, as set forth in the SEC Reports (excluding any exhibits to any SEC Reports, the disclosures contained in Item 1A of any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q filed by the Company, any disclosures set forth in any “Forward-Looking Statements” disclaimer or any other disclosures set forth in the SEC Reports, in each case to the extent they are hypothetical, non-specific or predictive in nature) or the Schedule of Exceptions, which Schedule of Exceptions shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Schedule of Exceptions, each Note Party represents and warrants to each Purchaser and the Collateral Agent that, as of the date hereof and as of the Closing Date (unless as of a specific date therein):

(a) Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, other than Permitted Liens, and all of the issued and outstanding shares of capital stock or other equity ownership interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive rights, preferential rights of subscription or purchase, and similar rights to subscribe for or purchase securities. Schedule 3.1(a) correctly sets forth the ownership interest of the Company in each of its Subsidiaries and in their respective Subsidiaries as of the Closing Date.

(b) Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized and validly existing, and the Company and each of its Subsidiaries is in good standing, under the respective laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective Organization Documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, and no action, suit or proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

(c) No Conflict. The execution, delivery and performance by the Company and each of the Subsidiary Guarantors of the Transaction Documents to which each is a party, the issuance and sale of the Notes by the Company and the grant under the Security Agreement by each Subsidiary Guarantor, the grant and perfection of Liens and security interests in the Collateral pursuant to the Security Agreement and compliance by the Company and each of the Subsidiary Guarantors with the terms thereof, the reservation for issuance of the Required Minimum and the sale and issuance of the Conversion Shares (when issued pursuant to the terms of the Notes), and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its Subsidiaries is subject (other than any Lien created or imposed pursuant to the Transaction Documents), (ii) result in any violation of the provisions of the Organization Documents of the Company or any of its Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority (including any rule or regulation of the Principal Market), except in the case of (i) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

(d) Authorization; Enforcement.

(i) The Company and each of the Subsidiary Guarantors have the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to the extent party hereto or thereto, including granting the Liens and security interests to be granted by it pursuant to the Transaction Documents and to perform their respective obligations hereunder and thereunder, and all action required to be taken for the due and proper authorization, execution and delivery of the Transaction Documents and the consummation of the Transactions has been duly and validly taken.

(ii) This Agreement has been duly authorized, executed and delivered by the Company.

(iii) The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Note and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will be entitled to the benefits of the Note. The Conversion Shares have been duly authorized for issuance pursuant to the terms of the Notes and, when issued and delivered against payment therefor in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to or in violation of any preemptive or similar rights. Upon issuance and delivery of the Conversion Shares in accordance with the Transaction Documents, the Purchasers will receive good, valid and marketable title to the Conversion Shares, free and clear of all Liens and all restrictions on transfer other than those expressly imposed by the Transaction Documents and applicable securities laws. The Security Agreement has been duly authorized by each of the Subsidiary Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Note and paid for as provided herein, will be valid and legally binding obligations of each of the Subsidiary Guarantors, enforceable against each of the Subsidiary Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and the Purchasers will be entitled to the benefits of the Note and the Security Agreement.

(iv) Each of the Transaction Documents (other than this Agreement and the Notes) (the “Other Documents”) has been duly authorized by the Company and each of the Subsidiary Guarantors to the extent a party thereto, and on the Closing Date, each of the Other Documents will be duly executed and delivered by the Company and each of the Subsidiary Guarantors, to the extent a party thereto, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and each of the Subsidiary Guarantors, to the extent a party thereto, enforceable against the Company and each of the Subsidiary Guarantors, to the extent a party thereto, subject to the Enforceability Exceptions.

(e) Title to Assets. Other than Liens that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, (ii) are Permitted Liens, or (iii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries have (1) good and marketable title to all assets that are material to the respective business of the Company and its Subsidiaries, in each case free and clear of all Liens, and (2) valid rights to lease or otherwise use all items of personal property, in each case free and clear of all Liens.

(f) No Violations of Laws. The Company and its Subsidiaries are not in violation of any applicable law, ordinance, rule, regulation, judgment, decree or order of any federal, state or local governmental body or court and/or regulatory or self-regulatory body, except as would not reasonably be expected to have a Material Adverse Effect.

(g) Taxes. The Company and its Subsidiaries have (i) timely paid when due all Taxes required to have been paid by them (including in their capacity as withholding agents), regardless of whether such Taxes are reflected on any Tax Return, except for any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been provided and (ii) duly and timely filed all Tax Returns required to have been filed through the date hereof (and the information contained in such Tax Returns is true, correct and complete in all material respects), except, in each case, as would not reasonably be expected to have a Material Adverse Effect. There are no audits, claims, suits, actions, proceedings, investigations or other actions pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary in respect of Taxes.

(h) Fiscal Year. The fiscal year of the Company ends on December 31 of each year.

(i) Insider Transactions. None of the officers, directors or beneficial owners of greater than 10% of a class of registered equity securities of the Company (each, an “Insider”) is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director, Affiliate, or such employee or, to the Company’s knowledge, any entity in which any officer, director, Affiliate, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of

$120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company in the ordinary course of business and (iii) other employee benefits, including equity award, retention or bonus agreements under equity and other incentive plans of the Company.

(j) Intellectual Property. The Company and its Subsidiaries own or have the valid and enforceable right to use pursuant to license agreements (“IP Licenses”), all Intellectual Property Rights, as necessary or required for use in connection with their respective businesses, except as would reasonably be expected to have a Material Adverse Effect (collectively, the “Company Intellectual Property Rights”). All of the applications and registrations included in owned Intellectual Property Rights are subsisting, and, to the Company’s knowledge, valid, and if registered, enforceable, and the Company and its Subsidiaries are in material compliance with all IP Licenses. In the past six (6) years, neither the Company nor any of its Subsidiaries has received written notice that any of the Company’s or its Subsidiaries’ Intellectual Property Rights has abandoned or terminated, or is expected to abandon or terminate. To the Company’s knowledge, the Company and its Subsidiaries are not infringing, nor, in the past six (6) years, have infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person in connection with their use of the Company Intellectual Property Rights. In the past six (6) years, neither the Company nor its Subsidiaries has received a written notice of a claim to the contrary. To the Company’s knowledge, there is no existing infringement by another Person of any of the Company Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its material trade secrets included in the Company Intellectual Property Rights, and, in the past six (6) years and to the Company’s knowledge, no such Company Intellectual Property Rights have been the subject of any unauthorized access and/or use, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Sanctions. Neither the Company nor any of its Subsidiaries, nor any directors, officers, nor, to the Company’s knowledge, employees or Affiliates, nor any agent or other person acting on behalf of the Company or any of its Subsidiaries (x) has been or is in violation of Sanctions or (y) is currently (i) the subject or the target of any sanctions administered or enforced by the United States government (including OFAC, the United States Department of State and United States Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including His Majesty’s Treasury) (collectively, “Sanctions”), (ii) located, organized or resident in a country or territory (A) that is the subject or target of comprehensive Sanctions (currently, the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Kherson, Zaporizhzhia, Cuba, Iran, North Korea and Syria), (B) whose government is the subject or target of Sanctions (including Venezuela) or (C) that is otherwise the subject or target of broad Sanctions (including Afghanistan, Russia and Belarus) (each, a “Sanctioned Country”) or (iii) owned or controlled by a Person described in clause(s) (i) and/or (ii) (each of clauses (i)-(iii), a “Sanctioned Person”). Neither the Company nor any of its Subsidiaries directly or knowingly indirectly have engaged in, nor are now engaged in any dealings or transactions with any Sanctioned Person that at the time of the dealing or transaction is or was a Sanctioned Person or involving any Sanctioned Country in violation of Sanctions. The Company and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures reasonably designed to promote and ensure compliance with all Sanctions and the terms hereunder. No action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of their respective officers or directors with respect to any Sanctions is pending or, to the Company’s knowledge, threatened.

(l) Reservation of Conversion Shares. The Company has reserved from its duly authorized unissued capital stock a number of shares of Common Stock for issuance of the Conversion Shares at least equal to the Required Minimum.

(m) Capitalization and Voting Rights. The authorized capital stock of the Company and all securities of the Company issued and outstanding are set forth in the SEC Reports. All of the outstanding shares of Common Stock and other capital stock and equity securities of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and all the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any Lien. There are no agreements or arrangements under which the Company is obligated to register the sale of any of the Company’s securities under the Securities Act. No shares of Common Stock and/or other securities of the Company are entitled to preemptive rights and there are no outstanding debt securities and no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock and/or other securities of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company other than those issued or granted in the ordinary course of business pursuant to the Company’s equity incentive and/or compensatory plans or arrangements. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock and/or other securities of the Company. To the Company’s knowledge, the offer and sale of all capital stock, convertible or exchangeable securities, rights, warrants, options and/or any other securities of the Company when any such securities of the Company were issued complied with all applicable federal and state securities laws, and no current and/or prior holder of any securities of the Company has any right of rescission or damages or any “put” or similar right with respect thereto that would have a Material Adverse Effect. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance and/or sale of the Securities and/or the consummation of the transactions described herein or in any of the other Transaction Documents.

(n) SEC Reports; Financial Statements. The Company has filed all registration statements, proxy statements, reports, schedules, forms, and other statements and documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 29, 2021 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(o) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) the Company has not altered its method of accounting; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (v) the Company has not issued any capital stock to any officer, director or Affiliate (other than restricted stock awards disclosed under Section 16 of the Exchange Act by such directors or officers of the Company).

(p) Sarbanes-Oxley; Internal Accounting Controls. The Company and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and apply to them as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective and apply to them as of the date hereof and as of the Closing Date. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-

15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(q) Cybersecurity. (i) The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are reasonably adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, and, to the Company’s knowledge, are free and clear of all viruses, worms, bugs, errors, defects, Trojan horses, time bombs, malware, spyware and other corruptants; (ii) the Company and its Subsidiaries have implemented and maintain commercially reasonable controls, policies, procedures, and safeguards consistent with industry standards to maintain and protect (a) the integrity, continuous operation, redundancy and security of all IT Systems; and (b) their confidential information and other data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) stored or maintained on the IT Systems or on their behalf by third-party vendors; (iii) to the Company’s knowledge, there have been no material breaches, violations, outages or unauthorized uses or disclosures of or accesses to such Personal Data or IT Systems; (iv) to the Company’s knowledge and in the past three (3) years, there have been no investigations relating to Personal Data or IT Systems; (v) the Company and its Subsidiaries have complied and are presently in compliance with all applicable laws and statutes and all applicable judgments, orders, rules and regulations of any applicable court or arbitrator or governmental or regulatory authority, published policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, disclosure, misappropriation or modification, and, in the past three (3) years, neither the Company nor any of its Subsidiaries has received a written complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure, transfer or other processing of Personal Data that is pending or unresolved; and (vi) the Company and its Subsidiaries have reasonable security measures in place designed to protect any Personal Data under their possession or control from any use or access that would violate applicable law, their applicable privacy policies or any contractual obligations applicable to the Company or any of its Subsidiaries, except, in each case of clauses (i) – (vi), as would not reasonably be expected to have a Material Adverse Effect.

(r) Absence of Litigation. There are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company’s knowledge, threatened to which the Company, any of its Subsidiaries or any of its or their respective directors or officers is or would be a party or of which any of its or their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including the Principal Market), other than such actions, suits, claims, investigations, inquiries or proceedings that are described in the SEC Reports or such actions, suits, claims, investigations, inquiries or proceedings that, if resolved adversely to the Company or any of its Subsidiaries or any of its or their respective directors or officers, would not result in liability to the Note Parties in excess of $1,000,000, individually or in the aggregate.

(s) Labor. (i) The Company and its Subsidiaries are in material compliance with all applicable laws related to employment and employment practices, including relating to wages, hours, anti-discrimination, immigration, work rules, hiring, termination, and the Worker Adjustment and Retraining Notification Act and any comparable state or local law, as amended; (ii) there are no actual or, to the Company’s knowledge, threatened unfair labor practice charges, labor grievances, labor arbitrations, or other labor-related or employment-related administrative, arbitral, or judicial complaints, actions, investigations, or proceedings against or affecting the Company or any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, or other agreement with any labor union, works council, or other labor organization and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement.

(t) Misconduct. As of the date of this Agreement, to the Company’s knowledge, since December 29, 2021, no allegations of harassment or other misconduct (including any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination, or retaliation) have been made by any current or former employee of the Company or any of its Subsidiaries against any management-level employee of the Company or any of its Subsidiaries and no employee of the Company or any of its Subsidiaries has engaged in any cover-up of such harassment or misconduct or aided or assisted any other person or entity to engage in any such harassment or misconduct, except as would not reasonably be expected to have a Material Adverse Effect.

(u) Benefit Plans. The Company does not sponsor, maintain, contribute to or have any liability (contingent or otherwise) with respect to any (i) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) employee pension benefit plan that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (iv) non-qualified deferred compensation plan. The execution of this Agreement will not, with respect to any current or former employee or other individual service provider of the Company or its Subsidiaries: (i) result in the entitlement to any payments or benefits or increase in payment, compensation, or benefits under any benefit plan or otherwise, (ii) accelerate the time of payment or vesting of any compensation or benefit (including severance, retention, unemployment compensation or otherwise) due under any benefit plan or otherwise, (iii) result in the forgiveness of any indebtedness, or (iv) result in any payment, right or benefit that (A) would not be deductible under Section 280G of the Code and/or (B) could result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Code) under Section 4999 of the Code.

(v) No Integrated Offering. Assuming the accuracy of the representations and warranties set forth in Section 3.2 hereof, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance and/or sale of the Securities to be integrated with prior offerings of securities by the Company for purposes of the Securities Act that would require the registration of any such Securities and/or any other securities of the Company under the Securities Act.

(w) No Consents. No consent, approval, authorization, order, registration, qualification of or with any court or arbitrator or governmental or regulatory authority or similar item is required for the execution, delivery and performance by the Company and each of the Subsidiary Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities and the grant under the Security Agreement, the grant and perfection of Liens and security interests in the Collateral pursuant to the Security Agreement and compliance by the Company and each of the Subsidiary Guarantors with the terms hereof and thereof and the consummation of the of the transactions contemplated by the Transaction Documents, except to perfect the security interests granted in the Collateral pursuant to the Security Agreement and the financing statements related thereto, except for the filing of any Registration Statement required by the Registration Rights Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock.

(x) No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act in connection with the offer or sale of the Securities or the Security Agreement.

(y) No Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries, nor to the Company’s knowledge, any employee or Affiliate of the Company or any agent or other person acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or UK Bribery Act 2010 , each as amended, or any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-bribery or anti-corruption laws (collectively, “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures reasonably designed to promote and ensure compliance with all Anti-Corruption Laws and the terms hereunder. No action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of their respective officers or directors with respect to any Anti-Corruption Laws is pending or, to the Company’s knowledge or the knowledge of any of the Subsidiary Guarantors, threatened.

(z) Acknowledgment Regarding the Purchasers’ Purchase of Notes. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents. The Company further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company.

(aa) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company nor any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(bb) Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2 hereof, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(cc) Registration Rights. Other than the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(dd) Investment Company. Neither the Company nor any Subsidiary Guarantor is, and after giving effect to the offering and sale of the Securities and the grant under the Security Agreement and the application of the proceeds thereof as described herein, none of them will be an “investment company” or any entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(ee) Rule 506(d) Bad Actor Disqualification Representations and Covenants.

(i) No Disqualification Events. Neither the Company, nor any of its predecessors, Affiliates, any manager, executive officer, other officer of the Company participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity as of the date of this Agreement and on the Closing Date (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine (A) the identity of each person that is a Company Covered Person; and (B) whether any Company Covered Person is subject to a Disqualification Event. The Company will comply with its disclosure obligations under Rule 506(e).

(ii) Other Covered Persons. The Company is not aware of any person (other than any Company Covered Person) who has been or will be paid (directly or indirectly) remuneration in connection with the purchase and sale of the Notes who is subject to a Disqualification Event (each, an “Other Covered Person”).

(iii) Reasonable Notification Procedures. With respect to each Company Covered Person, the Company has established procedures reasonably designed to ensure that the Company receives notice from each such Company Covered Person of (A) any Disqualification Event relating to that Company Covered Person, and (B) any event that would, with the passage of time, become a Disqualification Event relating to that Company Covered Person; in each case occurring up to and including the Closing Date.

(iv) Notice of Disqualification Events. The Company will notify the Purchasers immediately in writing upon becoming aware of (A) any Disqualification Event relating to any Company Covered Person and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person and/or Other Covered Person.

(ff) Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries, and each director and officer and, to the Company’s knowledge, each employee and Affiliate of the Company and each of its Subsidiaries, and each agent and other Person acting on behalf of the Company or any of its Subsidiaries, are and have been conducted at all times in compliance with the Currency and Foreign Transactions Reporting Act of 1970, Money Laundering Control Act of 1986, USA PATRIOT ACT, Bank Secrecy Act, UK Proceeds of Crime Act 2002, UK Terrorism Act 2000, each as amended, and applicable money laundering statutes and laws, including of all jurisdictions where the Company or any of its Subsidiaries conducts business, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of their respective officers or directors with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge or any of the Subsidiary Guarantors, threatened. The Company and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures reasonably designed to promote and ensure compliance with all Anti-Money Laundering Laws and the terms hereunder.

(gg) Shareholder Rights Plan. The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Board of Directors has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover law (including Section 203 of the DGCL) is, or as of the Closing Date will be, applicable to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including the issuance of the Conversion Shares).

(hh) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Conversion Shares pursuant to the terms of the Notes in accordance with the Transaction Documents is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(ii) Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed in the SEC Reports and is not so disclosed.

(jj) Security Interest in Collateral and Seniority. The Transaction Documents create legal and valid first priority security interest in and continuing Liens on all the Collateral in favor of each Purchaser, and upon filing financing statements such Liens will constitute perfected and continuing Liens on the Collateral that can be perfected by filing, securing the Obligations, enforceable against the applicable Note Party and all third parties. As of the Closing Date, no Indebtedness or other claim against the Company or its Subsidiaries is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other Permitted Liens.

(kk) Listing of Securities. All Conversion Shares have been approved, if so required, for listing or quotation on the Principal Market, subject only to notice of issuance.

(ll) DTC Eligible. The Common Stock is DTC eligible and DTC has not placed a “freeze” or a “chill” on the Common Stock and the Company has no reason to believe that DTC has any intention to make the Common Stock not DTC eligible, or place a “freeze” or “chill” on the Common Stock.

(mm) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(nn) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Company’s knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(oo) Insurance. Schedule 3.1(oo) sets forth a description of all material insurance maintained by or on behalf of the Note Parties as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid to the extent then due. The insurance maintained by or on behalf of the Note Parties is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

(pp) Solvency. The Note Parties are, taken as a whole, Solvent, and no transfer of property is being made by any Note Party and no obligation is being incurred by any Note Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of such Note Party.

(qq) Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered by any Note Party to KLIM on or before the Closing Date is true and correct in all material respects.

(rr) Environmental Matters. (i) No Note Party has received written notice of any claim with respect to any Environmental Liability or to the Company’s knowledge has incurred any Environmental Liability which, in either case, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Note Party (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) to the Company’s knowledge has incurred any Environmental Liability.

3.2 Representations and Warranties of each Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Authorization. Such Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of business.

(c) Accredited Investor Status; Investment Experience. At the time such Purchaser was offered the Securities it was, and as of the date hereof and as of the Closing Date it is, and on each date on which it converts any portion of the Notes it will be, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(d) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire the Securities.

(g) Information. Such Purchaser has been afforded the opportunity to ask questions of the Company. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of its Securities. Such Purchaser is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Securities.

(h) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities, or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(i) Validity; Enforcement; No Conflicts. This Agreement and each Transaction Document to which such Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of such Purchaser and shall constitute the legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Purchaser is a party and the purchase of the Notes by such Purchaser will not (i) conflict with or result in a violation of the Purchaser’s Organization Documents, (ii) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Purchaser is a party, or (iii) violate in any material respect any law applicable to such Purchaser or by which any of such Purchaser’s properties or assets are bound or affected. Such Purchaser will not require approval or authorization from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of the Notes and the other transactions contemplated by this Agreement.

(j) Organization and Standing. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction where it was formed.

(k) Brokers or Finders. No brokerage or finder’s fees or commissions are or will be payable by such Purchaser to any broker, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1 that may be due in connection with the transactions contemplated by the Transaction Documents.

(l) Ability to Perform. There are no actions, suits, proceedings or investigations pending against such Purchaser or such Purchaser’s assets before any court or governmental agency (nor is there any threat thereof) that would impair in any way such Purchaser’s ability to enter into and fully perform its commitments and obligations under this Agreement and the Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

(m) No Conflicts with Sanctions Laws. Such Purchaser, nor, to the knowledge of such Purchaser, any directors, officers, or employees, nor any agent or other person acting on behalf of such Purchaser in connection with the purchase of the Notes is currently the subject or the target of any Sanctions, nor is such Purchaser located, organized or resident in a Sanctioned Country.

(n) Sufficient Funds. Such Purchaser represents and agrees that on the date hereof, Purchaser has access to sufficient available funds to pay the applicable Purchase Price, and on the Closing Date such Purchase Price would be required to be funded to the Company pursuant to Article 2, such Purchaser will have sufficient immediately available funds to pay the Purchase Price pursuant to Article 2.

(o) Such Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or entity (including the Company, any of its Affiliates or any of its or their respective officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Agreement and the Transaction Documents, in making its investment or decision to invest in the Securities.

(p) Rule 506(d) Bad Actor Disqualification Representation. Such Purchaser is not subject to any of the Disqualification Events, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Such Purchaser will notify the Company immediately in writing upon becoming aware of (A) any Disqualification Event relating to such Purchaser and (B) any event that would, with the passage of time, become a Disqualification Event relating to such Purchaser.

ARTICLE 4

COVENANTS

4.1 Transfer Restrictions.

(a) Subject to compliance with the other provisions of this Section 4.1, the Purchasers may not pledge, sell, assign or otherwise transfer or dispose of, or enter into a swap or other contract or arrangement that transfers, in whole or in part, directly or indirectly, the consequences of ownership or beneficial ownership (as defined under Section 13(d) of the Exchange Act) of any Securities (each of the foregoing, a “Transfer”) without the written consent of the Company (such consent not to be unreasonably withheld or delayed), provided, however, that no such consent shall be required:

(i) for any Transfer of the Securities by a Purchaser to (1) any Affiliate of such Purchaser or KLIM or (2) any corporation, limited liability company, partnership, trust or other entity that is wholly owned, directly or indirectly, by such Purchaser or KLIM;

(ii) for any Transfer of any Conversion Shares by a Purchaser pursuant to (1) any non-marketed offering taking the form of a block trade to financial institutions, qualified institutional buyers (as defined in Rule 144A under the Securities Act), institutional “accredited investors” (within the meaning of Rule 501(a) under the Securities Act), bought deals, over-night deals or similar transactions, (2) any marketed underwritten offering of Conversion Shares or (3) other broadly marketed or distributed resales or market sales of Conversion Shares through a broker or other intermediary to the extent permitted by applicable law; or

(iii) for any Transfer of the Securities by a Purchaser to any Person following the occurrence of a Specified Event of Default.

(b) Notwithstanding anything to the contrary in this Section 4.1, (i) no Transfer of any Note shall be permitted if, to the knowledge of the Purchaser, such Transfer is made to (A) a Disqualified Transferee, or (B) a Competitor of the Company, and (ii) no Transfer of any Securities shall be permitted if, to the knowledge of the Purchaser, following such Transfer, the transferee and its Affiliates would beneficially own in excess of 9.9% of the Company’s issued and outstanding shares of Common Stock.

(c) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any Transfer of Securities other than pursuant to an effective registration statement or Rule 144 or to a Person described in clauses 4.1(a)(i) or (a)(ii), the Company may require, at the Company’s expense, the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be satisfactory to the Company, to the effect that such Transfer does not require registration of such transferred Securities under the Securities Act.

(d) The Purchasers agree that so long as is required by this Section 4.1, any certificates or book entry records representing the Securities shall contain a restrictive legend in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY.

(e) Certificates evidencing or book entries representing the Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(d)) hereof): (i) if such securities have been sold or transferred pursuant to an effective registration statement or (ii) following any sale of such Conversion Shares pursuant to Rule 144. For the avoidance of doubt, the Company shall pay all costs associated with such opinions and counsel to the Company shall provide all opinions with respect to any resales in the public markets pursuant to an effective registration statement or pursuant to Rule 144 at the sole cost of the Company. The Company agrees that at such time as such legend is no longer required under this Section 4.1(e), it will, no later than the earlier of (i) one Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by the Purchaser to the Company of a certificate (or stock power if issued in book entry form) representing Conversion Shares (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Purchaser a certificate representing such shares that is free from all restrictive and other legends (or provide evidence of issuance in book entry form). Certificates for Conversion Shares subject to legend removal hereunder shall be transmitted to the Purchaser by crediting the account of the Purchaser’s prime broker with DTC as directed by the Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Principal Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Conversion Shares, as applicable, issued with a restrictive legend.

4.2 Non-Public Information. Notwithstanding anything to the contrary, this Section 4.2 shall not apply to any Purchaser that is, or whose Affiliate that is, an officer, director or employee of the Company or for any period that an employee of KLIM or its Affiliates is serving as a director of the Company. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and until all the Liabilities are paid in full, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that constitutes, or that the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential in accordance with Section 4.22. The Company understands that each Purchaser may be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company, and a Purchaser receives such notice and has previously informed the Company it does not wish to receive such information pursuant to Section 4.14(b), the Company shall, within two (2) Trading Days of a written request from such Purchaser, disclose such material non-public information in a Current Report on Form 8-K.

4.3 Standstill.

(a) KLIM agrees that from the date of this Agreement until the first anniversary of the date on which KLIM no longer has the right to nominate a KLIM Designee to the Board of Directors pursuant to Section 5.1, without the prior written approval of a majority of the disinterested members of the Board of Directors, KLIM shall not, directly or indirectly, and shall cause its Affiliates (including any Purchaser) not to, directly or indirectly:

(i) acquire, agree to acquire, or offer to acquire, by purchase or otherwise, any additional shares of Common Stock or other securities of the Company, other than Conversion Shares issuable or issued upon conversion of the Notes in accordance with the terms thereof;

(ii) make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in favor of the election of any person as a director who is not nominated pursuant to the Transaction Documents or by the Board of Directors (or its nominating committee) or in opposition of any individual nominated or designated for appointment or election to the Board of Directors by the Company (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation);

(iii) nominate any person as a director who is not nominated pursuant to the Transaction Documents or by the Board of Directors (or its nominating committee);

(iv) deposit any equity securities in a voting trust or similar contract or agreement or subject any equity securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any equity securities (in each case, other than to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company);

(v) make any public announcement with respect to, enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries, or purchase of a material portion of the assets, properties or equity securities of the Company, other than acquisitions of Conversion Shares pursuant to the Transaction Documents in accordance with the terms thereof;

(vi) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action prohibited by this Section 4.3(a);

(vii) advise or knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements, or arrangements with any other Persons in connection with the matters prohibited by Section 4.3(a);

(viii) make public disclosure inconsistent with the requirements of this Section 4.3(a), or take any action that would reasonably be expected to require the Company to make any public disclosure with respect to the matters set forth in this Section 4.3(a); or

(ix) publicly disclose any intention, plan, or proposal with respect to any of the foregoing.

(b) Notwithstanding Section 4.3(a), the foregoing provisions of Section 4.3(a): (i) shall not restrict KLIM’s ability to make a confidential proposal to the Board of Directors that is not required to be publicly disclosed under applicable law, (ii) shall not, and are not intended to restrict in any manner how KLIM or its Affiliates votes their Conversion Shares or exercises any rights under this Agreement or any other Transaction Document, and (ii) shall not, and are not intended to restrict in any manner KLIM or its Affiliates (A) from purchasing, holding or trading any Notes, (B) in their respective capacity as a lender of the Company or any of its Affiliates (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case in such capacity), or (C) from making any public announcement or statement (each, a “Response”) in response to any public announcement, proposal, offer or solicitation made by any other Person, provided, that at least five (5) Business Days prior to making any such Response, KLIM or its Affiliates shall provide the Company with prior written notice of KLIM’s or its Affiliate’s intention to make the Response and a draft of such Response, and the Company shall have a reasonable opportunity to provide comments to the draft Response, which comments shall be considered by KLIM or its Affiliate (as applicable) in good faith if timely provided.

(c) Notwithstanding Section 4.3(a), the restrictions set forth in this Section 4.3 shall terminate and be of no further force and effect if: (i) the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving more than fifty percent (50%) of any class of the Company’s equity securities, or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), (ii) any Person or group publicly announces or commences a tender or exchange offer to acquire more than fifty percent (50%) of any class of the Company’s equity securities, (iii) a change of a majority of the membership of the Board of Directors (excluding any change approved by a majority of the directors serving on Board of Directors prior to such change), or (iv) any Event of Default under the Notes has occurred and is continuing.

4.4 Reservation of Shares.

(a) The Company covenants and agrees that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to the Required Minimum.

(b) The Company shall, if applicable: (i) in the time and manner required by the Principal Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through DTC or another established clearing corporation, including by timely payment of fees to DTC or such other established clearing corporation in connection with such electronic transfer.

4.5 Securities Law Disclosure; Publicity. (i) No later than 9:30 am on the fourth (4th) Trading Day after the date hereof, the Company shall issue a Current Report on Form 8-K (the “Current Report”) disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents required to be included in such Current Report as exhibits thereto. The Company represents to the Purchasers that, as of the issuance of the first such Current Report, the Company shall have publicly disclosed all material, non-public information delivered to the Purchasers, if any, as of such time by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company shall afford each Purchaser and Akin as Purchasers’ counsel with a reasonable opportunity to review and comment upon, shall consult with them on the form and substance of, and shall consider in good faith all such comments from them on, any press release, SEC filing or any other public disclosure made by or on behalf of the Company relating to such Purchaser, the Transaction Documents and/or the transactions contemplated by any Document, prior to the issuance, filing or public disclosure thereof, and the Company shall not issue, file or publicly disclose any such information to which any Purchaser shall reasonably object, unless required by law. For the avoidance of doubt, the Company shall not be required to submit for review any such disclosure contained in periodic reports filed with the SEC under the Exchange Act if it shall have previously provided the same or substantially the same disclosure for review in connection with a previous filing. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.6 Taxes and Liabilities. Until all the Liabilities are paid in full, the Company shall pay when due all of its material Taxes, assessments and other liabilities, except as contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in conformity with GAAP have been established.

4.7 Maintenance of Business; Company Names. Until all the Liabilities are paid in full, the Company shall use commercially reasonable efforts to (i) keep all material property and systems useful and necessary in its business in good working order and condition in all material respects, ordinary wear and tear excepted, (ii) subject to Section 4.11, preserve its existence, rights and privileges in the jurisdiction of its organization or formation and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary (other than such failure to qualify that would not be material to the Company), and (iii) not operate in any business other than a business substantially the same as the business as in effect on the date of this Agreement or any business substantially related or incidental thereto. Until all the Liabilities are paid in full, if the Company changes its name or does business under any other name, the Company shall give Purchasers written notice within five (5) Trading Days following such change.

4.8 Employee Benefit Plans, Etc. Until all the Liabilities are paid in full, the Company shall (i) maintain each employee benefit plan as to which it may have any liability in substantial compliance with all applicable requirements of law and regulations in all material respects, (ii) make all material payments and contributions required to be made pursuant to such plans in a timely manner, and (iii) neither agree nor contribute to any multi-employer plan and/or employee pension benefit plan in a manner that would materially increase its obligation to contribute to such plan.

4.9 Good Title. Until all the Liabilities are paid in full, the Company shall at all times maintain good and marketable title to all of its material assets necessary for the operation of its business.

4.10 Maintenance of Intellectual Property Rights. Until all the Liabilities are paid in full, the Company will take reasonable action necessary to maintain all of the Company-owned Intellectual Property Rights that are necessary or material to the conduct of its business in full force and effect, however the Company has and may decide in the future to abandon certain Company Intellectual Property Rights it deems are not in the best interest of the Company due to non-use or lack of any material commercial value.

4.11 Locations. Until all the Liabilities are paid in full, the Company shall give the Collateral Agent and the Purchasers written notice within five (5) Trading Days following a change in its jurisdiction of organization or within fifteen (15) days following the location of its principal place of business.

4.12 Negative Covenants. Until all the Liabilities are paid in full, the Company covenants and agrees that without the prior written consent of the Required Purchasers:

(a) Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, create, incur, guarantee or assume any Indebtedness, except for Permitted Indebtedness.

(b) Restricted Payments on Indebtedness. Except as contemplated by the Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any), or interest on, such Indebtedness, except for Permitted Indebtedness.

(c) Liens. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, create, incur, or assume any Liens or security interests with respect to any assets, whether now owned or hereafter acquired and owned, except for Permitted Liens.

(d) Restriction on Redemption and Cash Dividends. From and after the Closing Date, the Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, redeem, retire, repurchase, or declare or pay any dividend or distribution on any of its capital stock whether in cash, stock rights and/or property, other than (i) so long as each Permitted Distribution Condition is met, the declaration or payment of dividends or distributions in cash, in an amount not to exceed Free Cash Flow, (ii) repurchases of Common Stock from current or former officers, employees or directors of the Company and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Company, provided, that no Default or Event of Default under the Notes has occurred and is continuing or would result therefrom, (iii) (a) repurchases of Common Stock deemed to occur upon the exercise of stock options, warrants, restricted stock or other convertible or exchangeable securities, if such Common Stock represents a portion of the exercise, conversion or exchange price thereof, and (b) repurchases of Common Stock deemed to occur upon the withholding of a portion of the Common Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof) and (iv) dividends or distributions by Subsidiaries of the Company to the Company or any other Subsidiary and to each other owner of capital stock of such Subsidiary ratably according to their relative ownership interest of the relevant class of capital stock or as otherwise required by the applicable Organization Documents.

(e) Dissolutions and Bankruptcies. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, dissolve the Company or any Subsidiary of the Company; take any action that would result in a Bankruptcy Event; adopt a plan of liquidation of the Company or any of its Subsidiaries; take any action to commence any suit, case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries; appoint a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries, or for all or any material portion of the assets of the Company or any of its Subsidiaries; or make a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries.

(f) Amendments to the Organization Documents. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, effect any modification, termination, waiver, supplement, or amendment of any provision of any of its Organization Documents, the Transaction Documents, or otherwise make any changes to such documents (whether by merger, consolidation, conversion, division, or otherwise) in a manner that is materially adverse to the rights, powers, preferences, privileges, or benefits (including distributions, tax treatment, or voting powers) of, or the duties, liabilities, or obligations of, or restrictions upon, the Notes, the Conversion Shares, the Common Stock, or any holder of any of the foregoing.

(g) Board of Directors. The Company shall not increase the size of the Board of Directors to more than seven (7) directors.

(h) Burdensome Agreements. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, enter into or permit to exist any agreement or contract or obligation that restricts, or otherwise limits, (a) the Company’s ability to satisfy the Liabilities or issue the Conversion Shares or (b) make dividends or distributions of cash or Cash Equivalents to the Company from its Subsidiaries.

(i) Violation of Law. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, (i) violate any law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any federal, state or local authority, court, agency, bureau, board, commission, department or governmental body if such violation would reasonably be expected to have a Material Adverse Effect; (ii) use the proceeds of the sale and issuance of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (I) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or Anti-Terrorism Laws, (II) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or involving any Sanctioned Country or (III) in any manner that would result in the violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise); or (iii) fund all or part of any payment under this Agreement out of proceeds derived from criminal activity or activity or transactions in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions, or that would otherwise cause any Person (including KLIM or any Person participating in the transaction, whether as Purchaser, underwriter, advisor, investor or otherwise) to be in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(j) Transactions with Affiliates. Other than with a Person in its capacity as a Purchaser pursuant to this Agreement, the Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, enter into, amend, renew, extend, terminate, waive any right under, consummate, or be a party to, any transaction or series of related transactions with any officer, director, Affiliate and/or any Affiliate of the foregoing persons, except for (i) transactions made on an arms’ length basis and approved by the Audit Committee of the Board of Directors to the extent required by and in accordance with the Company’s Related Person Transaction Policy, (ii) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary in the ordinary course of business, (iii) transactions between or among Note Parties, (iv) investments in or Indebtedness extended to Immaterial Subsidiaries or Excluded Subsidiaries to the extent permitted by Sections 4.12(a) or 4.12(l) and subject to the capped amounts therein, (v) amendment, renewal, extension or termination of (a) the Transition Services Agreement, dated as of December 21, 2021, by and between the Company and Vector Group Ltd., (b) the Aircraft Lease Agreement, dated as of December 21, 2021, between VT Equipment Leasing LLC and the Company and (c) the Aircraft Lease Agreement, dated as of December 21, 2021, between VT Aviation Leasing LLC and the Company, in each case of clauses (a) – (c) if such amendment, renewal or extension is on substantially similar terms as in effect on the Closing Date and (vi) any other transactions in existence as of the Closing Date (including renewals or extensions thereof; provided, that such renewals or extensions are on substantially similar terms as in effect on the Closing Date) as set forth on Schedule 4.12(j).

(k) Taxes. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, (i) make or change any election with respect to the U.S. federal income tax classification of the Company or any Subsidiary, or (ii) make or change any Tax election, determination or decision that could reasonably be expected to have an adverse effect on the Purchasers or any holder the Notes or the Common Stock.

(l) Investments. The Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly, (i) form or acquire, (ii) make any capital contribution to, (iii) make any investment in, or purchase or commit to purchase any capital stock or other securities of or interests in, (iv) enter into any joint venture, partnership, or other similar arrangement with, or (v) otherwise have or maintain any interest in, any Person that is not a wholly-owned Subsidiary of the Company, except, in each case of clauses (i) – (v), (a) investments in any Excluded Subsidiary not to exceed $4,000,000 in the aggregate, (b) investments consisting of (x) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (y) so long as no Event of Default exists or would exist after giving effect to such loan, loans to employees, officers, directors or consultants relating to the purchase of equity securities of Note Parties pursuant to employee stock purchase plans or agreements approved by any Note Party’s board of directors (or other governing body) and (z) non-cash loans to employees, officers, directors or consultants related to the purchase of equity interests, (c) investments in or extensions of Indebtedness to employees, individual service providers, real estate brokers or other agents of the Company or its Subsidiaries, including forgivable loans or retention arrangements extended in the ordinary course of business, and (d) other investments not to exceed $5,000,000 in the aggregate at any given time.

(m) Investment Company. The Company shall not, and shall cause each of its Subsidiaries not to, conduct their respective businesses in a manner so that any of them will become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

4.13 Liquidity Covenant. During any Liquidity Covenant Trigger Period and until all the Liabilities are paid in full, the Company shall maintain Liquidity equal to at least twenty million dollars ($20,000,000) at the end of each calendar month until the end of such Liquidity Covenant Trigger Period.

4.14 Financial Information.

(a) Subject to Section 4.22, the Company agrees to send the following to each Purchaser until all the Liabilities are paid in full:

(i) within ten (10) days after the end of each calendar month, a certificate executed by a financial officer of the Company (i) certifying as to whether a Default has occurred and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) for each month during which the covenant in Section 4.13 is tested pursuant to the terms herein, setting forth the Liquidity and the Cash Balance itemized for each day during such month and confirming whether the Note Parties have been in compliance with Section 4.13 for such month or, if not, describing any non-compliance and the steps, if any, being taken to cure it and (iii) setting forth the calculation of Free Cash Flow for such month; and

(ii) notices (other than notices delivered for immaterial administrative purposes) and information provided to any lender under the Permitted Revolving Facility (including, for the avoidance of doubt, any reports or information delivered to the administrative agent, trustee or other similar agent acting on behalf of such holders or lenders) at substantially the same times and in the same manner (the Company may fulfill its obligations under this Section 4.14(a)(ii) by causing each Purchaser to have access to any website by which the Company provides information to any lender under the Permitted Revolving Facility); provided, that, the Company shall have no obligation to deliver any such information or materials if such information or materials are publicly available at the time of delivery to the Purchasers; provided, further, that the Company shall have no obligation to and shall not deliver any such information or materials unless with respect to any applicable Purchaser, such Purchaser, by advance written notice to the Company, has elected to receive such information or materials (and such notice has not been rescinded or revoked in a subsequent written notice provided by such Purchaser to the Company).

(b) Notwithstanding the foregoing, a Purchaser may direct the Company in writing not to furnish some or all of such information to it and the Company agrees not to furnish such information to such Purchaser until directed otherwise in writing by such Purchaser. As of the date hereof, no Purchaser has so directed the Company not to furnish any such information.

(c) The Company agrees to provide each Purchaser with any additional information, documentation or certifications reasonably requested by such Purchaser, including in connection with such Purchaser’s Tax compliance and reporting obligations.

4.15 Notices of Material Events. Until all the Liabilities are paid in full, the Company shall furnish to each Purchaser prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Event of Default;

(b) receipt of any written notice of any investigation by a governmental authority or any litigation or proceeding commenced or threatened in writing against any Note Party that (i) in the good faith estimate of the Company could result in damages in excess of $5,000,000, (ii) alleges criminal misconduct by any Note Party, or (iv) asserts liability on the part of any Note Party in excess of $2,500,000 in respect of any tax, fee, assessment, or other governmental charge;

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(d) any change in the information provided in any Beneficial Ownership Certification delivered to the Collateral Agent and each Purchaser that would result in a change to the list of beneficial owners identified in such certification or any change in the organizational structure of the Note Parties;

(e) the cancellation of any insurance required pursuant to the Transaction Documents;

(f) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding; and

(g) the occurrence of a “Default” or “Event of Default” (as such terms are defined and used in the loan documents governing any Permitted Revolving Facility), or the delivery or receipt of any notice of a “Default” or “Event of Default”, in connection with any Permitted Revolving Facility.

Each notice delivered under this Section 4.15 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.16 Insurance. Until all the Liabilities are paid in full, each Note Party will maintain with financially sound and reputable carriers (a) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Transaction Documents; provided, that, if after the Closing Date any Note Party that does not carry property insurance as of the Closing Date owns fixed assets in excess of $500,000, then such Note Party shall purchase property insurance in an amount reasonably satisfactory to each Purchaser and, in connection therewith, comply with the terms of the Transaction Documents with respect thereto. Until all the Liabilities are paid in full, the Company will furnish to each Purchaser, upon request, information in reasonable detail as to the insurance so maintained, but, except during the continuance of an Event of Default, it will do so no more frequently than annually.

4.17 Books and Records; Inspection Rights. Until all the Liabilities are paid in full, Each Note Party will (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) subject to Section 4.22, permit any representatives designated by the Collateral Agent and the Purchasers during normal business hours, upon reasonable prior notice, to visit and inspect its properties, conduct at the Note Party’s premises field examinations of the Note Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presences of its officers), all at such reasonable times and as often as reasonably requested; provided, that unless an Event of Default exists or the Purchasers believe in good faith that an Event of Default may exist, the Collateral Agent and/or the Purchasers will not make the inspections and examinations pursuant to this clause (b) more than once per year without the prior consent of the Company. The Note Parties acknowledge that any Person referenced in clause (b) of the preceding sentence, after exercising its rights of inspection, may prepare and distribute to the Collateral Agent and/or the Purchasers certain reports pertaining to the Note Parties’ assets for internal use by the Purchasers; provided, that such Person and the Purchasers are subject to confidentiality provisions in Section 4.22.

4.18 Additional Collateral; Further Assurances.

Until all the Liabilities are paid in full:

(a) Subject to applicable requirements of law, each Note Party will cause each of its Subsidiaries (other than any Immaterial Subsidiary or Excluded Subsidiary, other than as set forth in clauses (f) or (g), as applicable) formed or acquired after the Closing Date within sixty (60) days (or such longer period approved by the Collateral Agent (at the direction of the Required Purchasers) in writing) after such formation or acquisition to become a Note Party by executing a joinder agreement (or such other documents performing similar functions as may be required by the Collateral Agent (at the direction of the Required Purchasers)); provided, that the Subsidiary is not a Sanctioned Person and such Subsidiary becoming a Note Party shall not cause a violation of Sanctions by any Person (including KLIM). In connection therewith, the Collateral Agent and the Purchasers shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be reasonably requested by KLIM or the Collateral Agent with respect to “know your customer” and Anti-Money Laundering Laws and Sanctions, including the PATRIOT Act (including a completed OFAC questionnaire and, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification with respect to the Company). Upon execution and delivery thereof, and upon execution and delivery of a joinder agreement to the Subsidiary Guarantee, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Transaction Documents and (ii) will grant Liens to secure the Notes in any property of such Note Party which constitutes Collateral.

(b) Each Note Party will execute and deliver, or cause to be executed and delivered, to the Collateral Agent and the Purchasers such documents, agreements and instruments, and will take or cause to be taken such further actions (including the delivery of legal opinions, filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by the Transaction Documents, as applicable), which may be required by any requirement of law or which the Collateral Agent (at the direction of the Required Purchasers) may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Transaction Documents and to ensure perfection and priority of the Liens created or intended to be created by and in accordance with the Security Agreement, all at the expense of the Note Parties.

(c) With respect to all owned Real Estate Assets with a fee interest in real estate with a fair market value greater than $5,000,000 owned by a Note Party that is acquired after the Closing Date, the applicable Note Party shall within ninety (90) days thereafter (or such later date as approved by the Collateral Agent (at the direction of the Required Purchasers), deliver each of the following, in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers:

(i) a mortgage on such property;

(ii) evidence that a counterpart of the mortgage has been recorded in the place necessary, in the Collateral Agent’s (at the direction of the Required Purchasers) reasonable judgment, to create a valid and enforceable Lien in favor of the Collateral Agent;

(iii) ALTA or other mortgagee’s title policy;

(iv) an ALTA survey prepared and certified to the Collateral Agent by a surveyor reasonably acceptable to the Collateral Agent (at the direction of the Required Purchasers);

(v) an opinion of counsel in the state in which such Real Estate Asset is located in form and substance and from counsel reasonably satisfactory to the Collateral Agent and the Required Purchasers;

(vi) if any such parcel of Real Estate Asset is determined by the Purchasers to be in a flood zone, a flood notification form signed by the Company and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Required Purchasers; and

(vii) such other information, documentation, and certifications as may be reasonably required by the Collateral Agent (at the direction of the Required Purchasers).

(d) If any material assets are acquired by any Note Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Liens under the Security Agreement upon acquisition thereof), the Company will (i) notify each Purchaser and the Collateral Agent, and, if requested by the Collateral Agent (at the direction of the Required Purchasers), cause such assets to be subjected to a Lien securing the Obligations and (ii) take, and cause each applicable Note Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent (at the direction of the Required Purchasers) to grant and perfect such Liens created by and in accordance with the Security Agreement, all at the expense of the Note Parties.

(e) The Note Parties shall, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Collateral Agent and/or the Required Purchasers may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Transaction Documents.

(f) In the event that any Immaterial Subsidiary later ceases to be an Immaterial Subsidiary, or in the event that Subsidiaries designated as Immaterial Subsidiaries at any time, in the aggregate, either (i) own or hold assets, when combined with the assets of all other Immaterial Subsidiaries that are not Note Parties, exceeding five percent (5.0%) of the consolidated total assets of the Company and its Subsidiaries or (ii) account for revenue, when combined with the revenue of all other Immaterial Subsidiaries that are not Note Parties, exceeding ten percent (10.0%) of the revenue of the Company and its Subsidiaries, in either case, as of the end of or for the fiscal quarter most recently ended for which financial statements have been, or are required to have been, disclosed in the SEC Reports and pursuant to Section 4.14, such Subsidiary shall no longer be an Immaterial Subsidiary and Company shall comply, or shall cause its Subsidiaries to comply, with Section 4.18 with respect to such Subsidiary such that, after such designation and compliance, the Subsidiaries designated by the Company as Immaterial Subsidiaries, in the aggregate (i) do not hold assets, when combined with the assets of all other Immaterial Subsidiaries that are not Note Parties, in excess of five percent (5.0%) of the consolidated total assets of the Company and its Subsidiaries and (ii) do not account for revenue, when combined with the revenue of all other Immaterial Subsidiaries that are not Note Parties, in excess of ten percent (10.0%) of the revenue of the Company and its Subsidiaries, in each case, as of the end of or for the fiscal quarter most recently ended for which financial statements have been, or are required to have been, disclosed in the SEC Reports and pursuant to Section 4.14.

(g) In the event that an Excluded Subsidiary becomes a wholly-owned Subsidiary and at any time thereafter is not an Immaterial Subsidiary, the Company shall cause such Excluded Subsidiary to become party to the Security Agreement and otherwise comply with this Section 4.18 with respect to thereto.

4.19 Secured Obligation. For the avoidance of doubt, the obligations of the Company under the Transaction Documents are secured by the Collateral pursuant to the Security Agreement. Further, the term “Obligations” as defined in the Security Agreement shall include principal of, and interest on the Notes and the loans extended pursuant thereto.

4.20 Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws. Until all the Liabilities are paid in full, the Company shall, and shall cause each of its Subsidiaries to (i) comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and (ii) review and update, considering the input of the Required Purchasers, during the ninety (90) days after the Closing Date and thereafter maintain the Company’s policies and procedures reasonably designed to promote compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

4.21 Directors. David K. Chene shall be duly appointed to the Company’s Board of Directors immediately after the Closing.

4.22 Confidentiality. To the extent any material non-public information is provided pursuant to Sections 4.2, 4.14 or 4.17 to any Purchaser who has not previously informed the Company that it does not wish to receive such information, such Purchaser shall hold in confidence and not otherwise disclose to any Person, whatsoever, any such information. Such Purchaser shall take at least those measures that it takes to protect its own confidential information, but in no event less than a commercially reasonable degree of care, and shall be responsible to the Company for any disclosure or misuse of such information which results from a failure to comply with this Section 4.22.

4.23 Post-Closing. The Company shall (and, if applicable, cause the Note Parties to) take each of the actions set forth on Schedule 4.23 within the time period prescribed therefor on such schedule (as such time period may be extended by the Purchasers in their sole discretion exercised reasonably).

ARTICLE 5

RIGHT TO NOMINATE DIRECTOR

5.1 Nomination Condition. Upon the Closing, for so long as the Initial Investors’ Ownership Percentage is equal to or greater than 33.33% (the “Nomination Condition”), KLIM shall have the right to nominate one (1) Person to serve as a director on the Board of Directors (such Person, a “KLIM Designee”).

5.2 Nominating Procedure. The initial KLIM Designee shall be David K. Chene. The Company shall take all necessary actions to appoint such initial KLIM Designee to the Board of Directors immediately after the Closing. For so long as the Nomination Condition continues to be satisfied, the Company shall nominate the KLIM Designee set forth in Section 5.1 hereof as designated by KLIM in writing for appointment and/or election (or re-election, as applicable) as a director at the end of each term of the KLIM Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors. The Company and the Board of

Directors shall take customary and reasonable actions (which will include the solicitation of proxies) to obtain stockholder approval of the KLIM Designee as director of the Board of Directors, including (i) recommending that the stockholders of the Company vote “FOR” the election of the KLIM Designee and (ii) causing all shares of Common Stock represented by proxies granted to it (or any of its representatives) to be voted in favor of the election of the KLIM Designee as a director of the Company, to the extent permitted pursuant to such proxies. At such time as the Nomination Condition is no longer satisfied, the KLIM Designee shall offer to resign from the Board of Directors and any committees thereof effective immediately. From and after the date that the Nomination Condition is not satisfied, KLIM shall not have any rights under this Article 5.

5.3 KLIM Designee Qualifications. The KLIM Designee shall (a) be approved by a majority of the directors other than the KLIM Designee then serving on the Board of Directors (such approval not to be unreasonably withheld or delayed), (b) be subject to the Company’s Corporate Governance Guidelines, (c) be independent under the applicable rules of the Principal Market, and (d) make himself or herself reasonably available for interviews and consent to such reference and background checks or other investigations as the Board of Directors may reasonably request (and consistent with those performed on other directors of the Company) to determine the KLIM Designee’s eligibility and qualification to serve as a director on the Board of Directors.

5.4 Compensation/Indemnification of KLIM Designee. The KLIM Designee shall be entitled (a) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the other directors of the Company for his or her service as a director on the Board of Directors and (b) to the same indemnification rights as other directors of the Company, and the Company shall maintain, in full force and effect, directors’ and officers’ liability insurance in reasonable amounts to the same extent it now indemnifies and provides insurance for the directors on the Board of Directors.

ARTICLE 6

CLOSING CONDITIONS

6.1 Closing Conditions of Purchasers and the Collateral Agent. Each Purchaser’s obligation to purchase the Notes at Closing is subject to the fulfillment of each and every one of the following conditions prior to or contemporaneously with the Closing (unless waived by such Purchaser in writing in its sole and absolute discretion): (a) Delivery of Transaction Documents. Each Purchaser and the Collateral Agent (as applicable) shall have received from the Company each of the following (together with all exhibits, schedules, and annexes to each of the following), in form and substance reasonably satisfactory to such Purchaser and its counsel and, where applicable, duly executed and recorded (to the extent required):

(i) this Agreement;

(ii) the Notes in such Purchaser’s name having the principal amount set forth on Schedule 1 hereto;

(iii) the Security Agreement;

(iv) the Perfection Certificate;

(v) Collateral Agent Fee Letter; and

(vi) the Company’s wire instructions, on the Company’s letterhead and executed by the Chief Executive Officer or Chief Financial Officer.

(b) [Reserved.]

(c) Additional Conditions. The fulfillment of each and every one of the following conditions prior to or contemporaneously with the Closing:

(i) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to the Transaction Documents and all Schedules and/or Exhibits to this Agreement and/or any of the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made (or given) on and as of such date (except where such representation and warranty speaks of a specific date, in which case such representation and warranty shall be true and correct as of such date).

(ii) No Events of Default. No Event of Default nor any other event that, with the passage of time or the giving of notice or both, would become an Event of Default shall have occurred or would result from the sale of the Notes to the Purchasers or the performance of any other transaction set forth or contemplated by any of the Transaction Documents.

(iii) Compliance with Laws. The Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Company shall have obtained all permits and qualifications required by the Principal Market and any applicable state securities or “Blue Sky” laws for the offer and sale of the Securities by the Company to the Purchasers (if any). The Company shall have obtained approval of the Principal Market to list the Conversion Shares.

(iv) No Injunction. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened in writing or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of, or which would materially modify or delay the execution and performance of, the Transaction Documents and/or any of the transactions contemplated by the Transaction Documents.

(v) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened in writing, and no inquiry or investigation by any governmental authority shall have been commenced or threatened in writing, against the Company, or any of the officers, directors or Affiliates of the Company, seeking to restrain, prevent or change the Transaction Documents and/or any of the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such Transaction Documents and/or transactions.

(vi) No Material Adverse Effect. No condition, occurrence, state of facts or event constituting a Material Adverse Effect shall have occurred and be continuing.

(vii) No Suspension of Trading in or Notice of Delisting of Common Stock. Trading in the Common Stock shall not have been suspended and/or halted by the SEC, the Principal Market or FINRA. The Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any other Trading Market); trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the U.S. or New York State authorities; there shall not have been imposed any suspension of electronic trading or settlement services by DTC with respect to the Common Stock that is continuing; the Company shall not have received any notice from DTC to the effect that a suspension of electronic trading or settlement services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension); nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis that has had or would reasonably be expected to have a material adverse change in any U.S. financial, credit or securities market that is continuing.

(viii) Opinion. Each Purchaser and the Collateral Agent shall have received customary legal opinions covering each Note Party from (i) Sullivan & Cromwell, LLP, (ii) Porter Hedges LLP and (iii) Gunster, Yoakley & Stewart, P.A..

(ix) Secretary Certificates; Certified Certificate of Incorporation; Good Standing Certificates. Each Purchaser and the Collateral Agent shall have received (i) a certificate of each Note Party, dated the Closing Date and executed by its director, secretary or assistant secretary, which shall (A) certify the resolutions of its board of directors, managers, members or other body in form and substance reasonably satisfactory to each Purchaser, (B) identify by name and title and bear the signatures of the officers of such Note Party authorized to sign the Transaction Documents to which it is a party and, in the case of the Company, its financial officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Note Party certified by the relevant authority of the jurisdiction of organization of such Note Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents and (ii) a good standing certificate for each Note Party from its jurisdiction of organization or incorporation of each Note Party certified by the relevant authority of the jurisdiction of organization of such Note Party.

(x) Closing Certificate. Each Purchaser and the Collateral Agent shall have received a certificate, signed by a financial officer of the Company, dated as of the Closing Date, stating that clauses (i) and (ii) of this Section 6.1(c) remain true and correct after giving effect to the Notes and other Transaction Documents.

(xi) Solvency Certificate. Each Purchaser and the Collateral Agent shall have received a solvency certificate signed by a financial officer dated the Closing Date in form and substance reasonably satisfactory to each Purchaser, attached hereto as Exhibit B.

(xii) Insurance. The Collateral Agent (for the benefit of the Purchasers) shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to the Collateral Agent (at the direction of the Required Purchasers), in each case to the extent required by Section 4.16.

(xiii) Security Interests. The Note Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such financing statement filings that are necessary in order to establish that the Collateral Agent will have (upon, and to the extent specified in the financing statements, such filing and recording) perfected first priority security interest in the Collateral created by and in accordance with the Security Agreement, which security interest in the Collateral is capable of perfection by such filing.

(xiv) Know Your Customer and Other Required Information. KLIM and the Collateral Agent shall have received, no later than three (3) Business Days prior to the Closing Date, all documentation, to include a duly executed IRS Form W-9 or such other applicable IRS Form and other information as has been reasonably requested in writing prior to the Closing Date by KLIM and the Collateral Agent with respect to “know your customer” and Anti-Money Laundering Laws and Sanctions, including the PATRIOT Act (including a completed OFAC questionnaire and, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification with respect to the Company).

(xv) Collateral Agent’s Expenses and Fees. The Collateral Agent shall have received the Collateral Agent’s Expenses and all amounts due under the Collateral Agent Fee Letter in immediately available funds by wire transfer from the Company.

6.2 Closing Conditions of the Company. The obligation of the Company to sell and issue the Notes to the Purchasers at the Closing is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or contemporaneously with the Closing, of each of the following conditions (unless waived by the Company in writing in its sole and absolute discretion):

(a) Delivery of Documents. The Company shall have received from each Purchaser and the Collateral Agent each of the following (together with all Exhibits, Schedules, and annexes to each of the following), in form and substance reasonably satisfactory to the Company and its counsel and, where applicable, duly executed and recorded (to the extent required):

(i) this Agreement; and

(ii) the Security Agreement.

(b) Approvals. The receipt by the Company of all governmental and third-party approvals necessary in connection with the execution and performance of the Transaction Documents and the transactions contemplated thereby, all of which consents/approvals shall be in full force and effect.

(c) Additional Conditions. The fulfillment of each and every one of the following conditions prior to or contemporaneously with the Closing:

(i) Representations and Warranties. Each of the representations and warranties made by the Purchasers in or pursuant to the Transaction Documents and all Schedules and/or Exhibits to this Agreement and/or any of the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made (or given) on and as of such date (except where such representation and warranty speaks of a specific date, in which case such representation and warranty shall be true and correct as of such date).

(ii) Compliance with Laws. The Purchasers shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including any applicable state securities or “Blue Sky” laws.

(iii) No Injunction. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened in writing or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(iv) Receipt of the Purchase Price. The Company shall have received the Purchase Price from each Purchaser as set forth on Schedule 1 hereto (less the applicable pro rata portion of the Purchasers’ Expenses and the Upfront Fee).

ARTICLE 7

MISCELLANEOUS

7.1 No Waiver; Modifications In Writing. No failure or delay on the part of any Purchaser or the Collateral Agent in exercising any right, power or remedy pursuant to the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No provision of the Transaction Documents may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Required Purchasers and the Collateral Agent. Any waiver of any provision of the Transaction Documents and any consent by any Purchaser to any departure by the Company from the terms of any provision of the Transaction Documents shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

7.2 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt:

If to the Company:

Douglas Elliman Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attn: Marc N. Bell

Email: mbell@dougcorp.com

With copies to:

(which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Alison S. Ressler; Alan J. Fishman

Email: resslera@sullcrom.com; fishmana@sullcrom.com

If to the Purchasers:

To the address on each Purchaser’s signature page.

With copies to:

(which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Daniel Fisher, Zachary Wittenberg and Ryan Kim

Email: dfisher@akingump.com, zwittenberg@akingump.com,

kimr@akingump.com

If to the Collateral Agent:

Alter Domus (US) LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

Attn: Emily Ergang Pappas, Cortland Successor Agent and Legal Department-Agency

Email: emily.ergangpappas@alterdomus.com;

cortlandsuccessoragent@alterdomus.com and legal_agency@alterdomus.com

With copies to:

(which shall not constitute notice)

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, IL 60606

Attn: Joshua Spencer

Email: Joshua.spencer@hklaw.com and alterdomus@hklaw.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

7.3 Costs, Expenses and Taxes. Notwithstanding anything to the contrary provided herein or elsewhere, (a) the Company agrees to pay (i) the Purchasers’ Expenses in accordance with Section 2.4(a) hereto, and (ii) the Collateral Agent’s Expenses in accordance with Section 2.4(b) hereto, and (b) the Company shall pay all reasonable and documented out of pocket costs and expenses of (i) the Purchasers in connection with any amendment, modification, waiver, or consent with respect to the Transaction Documents (including reasonable and documented out of pocket expenses for a single firm’s attorneys’ fees) and (ii) the Collateral Agent in connection with any amendment, modification, waiver or consent with respect to the Transaction Documents (including reasonable and documented out of pocket expenses for a single firm’s attorneys’ fees). In addition, the Company shall pay any and all stamp, transfer and other similar Taxes payable or determined to be payable in connection with the execution and delivery of the Transaction Documents and the Company agrees to hold the Purchasers and the Collateral Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes. If any suit or proceeding arising from any of the foregoing is brought against any Purchaser or the Collateral Agent, the Company (i) to the extent and in the manner reasonably directed by the Purchaser, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel reasonably approved by such Purchaser and (ii) indemnify and hold harmless the Collateral Agent. The obligations of the Company under this Section 7.3 shall survive the termination of this Agreement and the discharge of the other obligations of the Company under the Transaction Documents.

7.4 Purchasers’ Indemnity, Etc.

(a) In addition to the payment of expenses pursuant to Section 7.3 hereto, the Company agrees to indemnify, pay and hold each Purchaser, and such Purchaser’s Affiliates and their respective officers, directors, employees, agents, consultants, auditors, and attorneys of any of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to (i) any breach of any of the representations or warranties, or any failure to perform or comply with any covenants or agreements, made by the Company in this Agreement or in any other Transaction Documents or (ii) any proceeding instituted against any Indemnitee, in any capacity, by any stockholder of the Company who is not an Affiliate of such Indemnitee, with respect to any of the transactions contemplated by the Transaction Documents (unless such proceeding is based upon a breach of an Indemnitee’s representations or warranties, or any failure of an Indemnitee to perform or comply with any of its covenants or agreements, in this Agreement or in any other Transaction Documents, or any violations by an Indemnitee of state or federal securities or other laws, or any conduct by such Indemnitee which constitutes bad faith, fraud, gross negligence or willful misconduct) (the “Indemnified Liabilities”); provided, that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly resulting from the fraud, gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction by a final and non-appealable judgment. In no event shall such Purchaser and/or any of its employees, agents, partners, Affiliates, members, equity and/or debt holders, managers, officers, directors and/or other related or similar type of Person, have any liability to the Company and/or any of its officers, directors, employees, agent, attorneys, Affiliates, consultants, equity and/or debt holders except for any actions or lack of actions of such persons that are found by a court of competent jurisdiction after the time for all appeals has passed to have resulted directly from such Person’s fraud, willful misconduct or gross negligence.

(b) If any proceeding with respect to an Indemnified Liability shall be brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Company. An Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company shall have failed promptly to assume the defense of such proceeding or to employ counsel reasonably satisfactory to such Indemnitee in any such proceeding, or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitee and the Company, and counsel to the Indemnitee shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnitee and the Company (in which case, if such Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel (together with any local counsel) shall be at the expense of the Company). The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending proceeding in respect of which any Indemnitee is a party, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.

7.5 Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which counterparts, once executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Agreement and the Transaction Documents may be executed by any party to this Agreement or any of the Transaction Documents by original signature, facsimile and/or electronic signature.

7.6 Binding Effects; Assignment. This Agreement shall be binding upon, and inure to the benefit of, each Purchaser, the Collateral Agent, the Company and their respective successors, permitted assigns (including Permitted Transferees), representatives and heirs; provided, that such successor, permitted assign (including any Permitted Transferee), representative or heir is not a Sanctioned Person and the assignment to such Person shall not cause a violation of Sanctions by any Person (including KLIM). The Company shall not assign any of its rights nor delegate any of its obligations under the Transaction Documents without the prior written consent of each of the Purchasers.

7.7 Headings. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement and shall not affect the construction of this Agreement.

7.8 Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersedes all prior representations, agreements, covenants and understandings, whether oral or written, related to the subject matter of this Agreement and the other Transaction Documents.

7.9 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED EXCLUSIVELY IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS.

7.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.11 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

7.12 JURISDICTION; WAIVER. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY EACH OTHER PARTY IN PARTIAL CONSIDERATION OF SUCH OTHER PARTY’S RIGHT TO ENFORCE IN THE JURISDICTION STATED BELOW THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. EACH PARTY IRREVOCABLY CONSENTS TO THE EXCLUSIVE AND SOLE JURISDICTION IN THE BOROUGH OF MANHATTAN, NEW YORK AND VENUE IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, NEW YORK FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT THE BOROUGH OF MANHATTAN, NEW YORK IS NOT CONVENIENT. EACH PARTY HEREBY WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST ANY OTHER PARTY IN ANY JURISDICTION EXCEPT NEW YORK, NEW YORK. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE TRANSACTION DOCUMENTS AND/OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE TRANSACTION DOCUMENTS.

7.13 Survival. The representations and warranties of the Company and each Purchaser herein and/or in the other Transaction Documents shall survive the execution and delivery hereof and the Closing Date; the obligations, Liabilities, agreements and covenants of the Company and each Purchaser set forth herein and/or in the other Transaction Documents shall survive the execution and delivery hereof and the Closing Date, as shall all rights and remedies of the Company and each Purchaser set forth in this Agreement and/or in any of the other Transaction Documents.

7.14 No Integration; No Stockholder Approval. Neither the Company, nor any of its Affiliates, nor any person acting on behalf of the Company or such Affiliate, will sell, offer for sale, or solicit offers to buy or otherwise negotiate with respect to any security (as defined in the Securities Act) which will be integrated with the sale and/or issuance of any of the Securities in a manner which would require the registration of the Securities under the Securities Act, or require stockholder approval, under the rules and regulations of the Trading Market for the Common Stock. The Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act or the rules and regulations of the Trading Market, with the issuance of Securities contemplated herein.

7.15 Termination. This Agreement can be terminated by the mutual written consent of the Company and the Purchasers.

ARTICLE 8

COLLATERAL AGENT

8.1 Appointment of Collateral Agent

(a) Collateral Agent. The Purchasers desire to designate a Person to act as their collateral agent and representative for and on their behalf with respect to all collateral matters and under the Transaction Documents. Accordingly, by execution of this Agreement, each Purchaser hereby irrevocably designates, authorizes and appoints Alter Domus (US) LLC to act as its collateral agent and representative for and on its behalf with respect to all collateral matters and under the Transaction Documents. Each Purchaser hereby grants to the Collateral Agent all such powers and authority as are necessary, desirable or appropriate to carry out the functions and duties delegated or assigned to the Collateral Agent hereunder and thereunder (including the authority to release Collateral from the Liens created under the Transaction Documents under the circumstances specifically provided herein and therein).

(b) Sub-Agents. The Collateral Agent may execute and perform its duties hereunder or under the other Transaction Documents, as the case may be, either directly or by or through any other Person designated by the Collateral Agent in a written notice signed by it and delivered to the Company and each Purchaser (such other Person being a “Sub-Agent”) provided, that the Collateral Agent shall not be responsible for any negligence or other misconduct on the part of any Sub-Agent unless it is determined by a court of competent jurisdiction in a final, non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such Sub-Agent. In performing the duties delegated to it by the Collateral Agent, any Sub-Agent shall have the same rights and obligations as the Collateral Agent would have in performing any such duties.

(c) Benefits. The provisions of this Article 8 are solely for the benefit of the Purchasers and the Collateral Agent, and no Note Party or any other Person shall have any rights as a third party beneficiary of any such provisions. In performing its duties under this Agreement and the other Transaction Documents, the Collateral Agent shall act solely as a collateral agent and representative of the Purchasers as provided in this Section 8.1 and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or otherwise, any duty (including any fiduciary duty) or obligation toward, or relationship of agency or trust with, any Note Party or any other Person.

8.2 Collateral Agent’s Duties. The Collateral Agent shall undertake to perform such functions and duties, and only such functions and duties, as are specifically set forth in this Agreement and the other Transaction Documents, respectively, and no implied covenants or obligations shall be read into this Agreement or any other Transaction Document against the Collateral Agent. The duties of the Collateral Agent shall be mechanical and administrative in nature, and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or any other Transaction Document or otherwise, a fiduciary or trust relationship with respect to any Purchaser. Except as expressly set forth in this Agreement and any other Transaction Document, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Note Party that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. Neither the Collateral Agent, nor any of its Affiliates, nor any of its or their respective officers, partners, members, employees, attorneys, agents or representatives, shall be liable for any action taken or suffered by it or them or omitted to be taken by it or them hereunder or under any other Transaction Document, or in connection herewith or therewith, except for damages caused directly by the Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall the Collateral Agent be liable or otherwise responsible for (i) any actions taken, or omitted to be taken, by the Collateral Agent in accordance with the instructions of the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents) or (ii) any actions taken by, or omitted to be taken by, or any payments due from, any Note Party or any Affiliate thereof. For the avoidance of doubt and notwithstanding any other language to the contrary contained herein or in any other Transaction Document, the parties acknowledge and agree that no actions taken, or omitted to be taken, by the Collateral Agent in accordance with the instructions of the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents) shall be considered gross negligence or willful misconduct of the Collateral Agent.

In addition, the Collateral Agent shall have no obligation whatsoever to any Purchaser or any other Person to investigate, confirm or assure that property subject to the Liens created by the Transaction Documents exists or is owned by any Note Party or is cared for, protected or insured by any Note Party or has been encumbered, or whether any particular reserves are appropriate, or that the Liens (including Liens established under the laws of a jurisdiction outside the United States of America) granted to the Collateral Agent in or pursuant to the Transaction Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (except as otherwise expressly provided in this Agreement) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Agreement or any of the other Transaction Documents, it being understood and agreed that (a) in respect of property subject to the Liens created by the Transaction Documents, or any act, omission or event related thereto, the Collateral Agent may act in accordance with the directions of the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents), and (b) the Collateral Agent shall have no duty or liability whatsoever to any Purchaser, other than liability for its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Purchaser hereby appoints each other Purchaser as its agent for the purpose of perfecting the Collateral Agent’s security interest for the benefit of the Secured Parties in assets which can be perfected by possession. Should any Purchaser obtain possession of any such property subject to the Liens created by the Transaction Documents, such Purchaser shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver such property to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

8.3 Requests for Instructions. The Required Purchasers (or such other number or percentage of Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents) may provide instructions to the Collateral Agent. If the Collateral Agent shall request instructions from the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents) with respect to any act or action (including a failure to act) in connection with this Agreement or any other Transaction Document, the Collateral Agent shall be entitled to refrain from such action or taking such action unless and until it shall have received instructions from the Required Purchasers (or such other number or percentage of the Purchasers) and it shall not incur any liability to any Person (including any Note Party) by reason of so refraining. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Transaction Document (a) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement or any other Transaction Document or (b) if the Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from taking any action hereunder or under any other Transaction Document in accordance with the instructions of the Required Purchasers (or such other number or percentage of Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents).

8.4 Collateral Agent’s Reliance, Etc. Neither the Collateral Agent, nor any of its Affiliates, nor any of its or their respective officers, partners, members, employees, attorneys, sub-agents or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Transaction Documents, except for damages caused by its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Collateral Agent (a) may, in all questions arising hereunder or under any other Transaction Document, consult with legal counsel (to include Company’s counsel), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other experts, (b) makes no representation or warranty to any Purchaser and shall not be responsible to any Purchaser for any representations, warranties or statements made in or in connection with this Agreement or any other Transaction Document, (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Transaction Documents on the part of any Note Party or to inspect the property subject to the Liens created by the Transaction Documents (including the books and records) of any Note Party, (d) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document, or any instrument or document furnished pursuant hereto or thereto, and (e) shall incur no liability under or with respect to this Agreement or any other Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be physical or electronic) believed by it to be genuine and signed or sent by the Person or Persons purported to have signed or sent the same.

8.5 Collateral Agent and Affiliates. The Collateral Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Note Party or any of their respective Affiliates or any other Persons who may do business with or own securities of any Note Party or any such Affiliates or Persons, all as if the Collateral Agent were not the Collateral Agent and without any duty to account therefor to the Purchasers. The Collateral Agent and its Affiliates may accept fees and other consideration from any Note Party for services in connection with this Agreement or otherwise without having to account for the same to the Purchasers.

8.6 Purchaser’s Decisions. Each Purchaser hereby acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Note Parties and its own decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Purchaser acknowledges the potential conflict of interest of each other Purchaser as a result of the Purchaser holding disproportionate interests in the Notes, and expressly consents to, and waives any claim based upon, any such conflict of interest.

8.7 Indemnification of Collateral Agent.

(a) Indemnification by the Company. The Company agrees to indemnify, pay and hold the Collateral Agent and its Affiliate and their respective officers, directors, employees, agents, consultants, auditors, and attorneys of any of them, and their successors and assigns (collectively, together with the Collateral Agent, the “Collateral Agent Parties”) harmless from and against any and all suits, actions, losses, claims, damages, liabilities, obligations, judgments, penalties, expenses and costs of every kind or nature whatsoever, including the reasonable fees and disbursements of counsel for such Collateral Agent Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened (including those between or among the parties to this Agreement or in enforcing the provisions of this Section 8.7), which are or may be imposed upon, incurred by or asserted or awarded against the Collateral Agent or any other Collateral Agent Party in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted to be taken by the Collateral Agent or any other Collateral Agent Party in connection herewith or therewith; provided, however, that the Company shall not be liable for any portion of such suits, actions, losses, claims, damages, liabilities, obligations, judgments, penalties, expenses and costs resulting primarily from the bad faith, gross negligence or willful misconduct of the Collateral Agent or the other Collateral Agent Parties as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Company agrees to reimburse the Collateral Agent and the other Collateral Agent Parties promptly upon demand for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Collateral Agent or the other Collateral Agent Parties, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment, restatement or enforcement of (whether through negotiations, legal proceedings or otherwise), or legal advice sought in respect of rights or responsibilities under, this Agreement and any other Transaction Document. If any proceeding for which the Company is required to indemnify the Collateral Agent Parties pursuant to this Section 8.7(a) shall be brought or asserted against any Collateral Agent Party, the Collateral Agent shall promptly notify the Company in writing. The Collateral Agent agrees to notify the Company prior to any Collateral Agent Party entering into any settlement related to any such proceeding.

(b) Indemnification by Purchasers. To the extent not indemnified and reimbursed by the Company and without limiting the Company’s obligations in respect thereof, the Purchaser shall, severally and not jointly, based on their respective pro rata holdings of the Notes (for the avoidance of doubt, in the event all Obligations have been paid in full, each Purchaser’s pro rata holding of the Notes shall be determined as of the day immediately prior to the Obligations having been paid in full), indemnify, defend and hold harmless the Collateral Agent Parties from and against any and all suits, actions, losses, claims, damages, liabilities, obligations, judgments, penalties, expenses and costs of every kind or nature whatsoever, including all attorneys’ fees and disbursements and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (including those between or among the parties to this Agreement or in enforcing the provisions of this Section 8.7), which are or may be imposed upon, incurred by or asserted or awarded against the Collateral Agent or any other Collateral Agent Party in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted to be taken by the Collateral Agent or any other Collateral Agent Party in connection herewith or therewith; provided, however, that no Purchaser shall be liable for any portion of such suits, actions, losses, claims, damages, liabilities, obligations, judgments, penalties, expenses and costs resulting primarily from the gross negligence or willful misconduct of the Collateral Agent or the other Collateral Agent Parties as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, each Purchaser agrees to reimburse the Collateral Agent and the other Collateral Agent Parties, promptly upon demand, for its pro rata share of any out-of-pocket costs and expenses (including attorneys’ fees and disbursements) incurred by the Collateral Agent or the other Collateral Agent Parties, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment, restatement or enforcement of (whether through negotiations, legal proceedings or otherwise), or legal advice sought in respect of rights or responsibilities under, this Agreement and any other Transaction Document, in each case to the extent the Collateral Agent or the other Collateral Agent Parties are not reimbursed for such costs or expenses by the Company.

(c) Survival. The obligations of the Company and the Purchasers under this Section 8.7 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Transaction Document, the termination of this Agreement, and the resignation or removal of the Collateral Agent.

8.8 Successor Collateral Agent. The Collateral Agent may resign at any time by furnishing not less than 20 days’ prior written notice thereof to the Purchasers and the Company and may be removed at any time upon not less than 10 days’ prior written notice thereof from the Required Purchasers. Upon receipt by the Purchasers of any such notice of resignation or upon receipt by the Collateral Agent of any such notice of removal, the Required Purchasers shall have, with the prior consent of the Company (not to be unreasonably withheld or delayed), the right to appoint a Person to act as a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Purchasers (including as a result of non-consent by the Company) and shall have accepted such appointment within 20 days after the resigning Collateral Agent’s giving such notice of resignation or within 10 days after the Required Purchasers’ giving such notice of removal (as the case may be), the resigning or removed Collateral Agent may, on behalf of the Purchaser, appoint a Person to act as a successor Collateral Agent, which shall be a Purchaser, if a Purchaser is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least US $1,000,000,000. If no successor Collateral Agent has been appointed pursuant to the foregoing sentence within 20 days after the date such notice of resignation was given by the resigning Collateral Agent or within 10 days after the date such notice of removal was given by the Required Purchasers (as the case may be), such resignation or removal shall become effective and the Required Purchasers shall thereafter perform all duties of such resigning or removed Collateral Agent hereunder and under the other Transaction Documents until such time, if any, as the Required Purchasers appoint a successor Collateral Agent as provided above. Upon the acceptance by any Person of any appointment as the successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent. Upon the earlier of the acceptance by any Person of any appointment as a successor Collateral Agent hereunder or the effective date of resignation of the resigning Collateral Agent or removal of the Collateral Agent (as applicable), the resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Finance Documents, except that any indemnity rights or other rights in favor of such resigning or removed Collateral Agent or other Collateral Agent Parties shall continue in their favor. After the resignation or removal of any Collateral Agent hereunder, the provisions of this Article 8 and Section 7.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Transaction Documents.

8.9 Dissemination of Information. Each Purchaser acknowledges that the Company is required to provide certain financial and other information to the Purchasers in accordance with this Agreement and agrees that the Collateral Agent shall not have a duty to provide any of the same to such Purchaser.

8.10 Actions in Concert. Notwithstanding anything to the contrary, the Collateral Agent and each Purchaser hereby agrees that (a) no Purchaser shall have any right individually to take any action to protect or enforce its rights under or arising out of any Transaction Document, including without limitation, the exercise of any rights of setoff, exercise of any rights upon any of the property subject to the Liens created by the Transaction Documents (it being understood and agreed that all powers, rights and remedies under the Transaction Documents may be exercised solely by the Collateral Agent for the benefit of the Collateral Agent and the Purchasers in accordance with the terms thereof), (b) in the event of a foreclosure by the Collateral Agent on any of the property subject to the Liens created by the Collateral Documents pursuant to a public or private sale, the Collateral Agent or any Purchaser may be the purchaser of any or all of such property at any such sale and (c) the Collateral Agent, as Collateral Agent for and representative of the Purchasers (but not any Purchaser or Purchasers in its or their respective individual capacities unless the Required Purchasers (or such other number or percentage of the holders of the Notes as shall be expressly provided for in this Agreement or in the other Transaction Documents) shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the property subject to the Liens created by the Collateral Documents to be sold (i) at any public or private sale, (ii) at any sale or foreclosure conducted by the Collateral Agent or the Purchasers (whether by judicial action or otherwise) in accordance with applicable law or (iii) any sale conducted pursuant to the provisions of any bankruptcy law, to use and apply all or any of the obligations under the Transaction Documents as a credit on account of the purchase price for any property subject to the Liens created by the Transaction Documents payable by the Collateral Agent at such sale. Any act or action of the Collateral Agent pursuant to this Section 8.10 shall be taken at the written direction of the Required Purchasers; provided that any such act or action effecting the release of the Liens on all or substantially all of the Collateral shall be taken only at the written direction of each Purchaser of a Note at the time outstanding.

8.11 Defaults. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Collateral Agent shall have received a written notice from the Company or a Purchaser specifying that a Default or Event of Default shall have occurred and is continuing and which conspicuously states that such written notice is a “notice of default.” In the event the Collateral Agent receives such a notice of the occurrence of a Default or Event of Default, it shall give prompt notice thereof to the Purchasers. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Purchasers (or such other number or percentage of Purchasers as shall be expressly provided for in this Agreement or in the other Transaction Documents); provided, however, that unless and until the Collateral Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Purchasers (and shall provide the Purchasers with notice of any action taken by the Collateral Agent following any Event of Default), except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Purchasers or all Purchasers, as is required in such circumstance.

8.12 No Bonds. The Collateral Agent shall not be required to post any bond.

8.13 Obligation to Make Payments in Dollars. All payments to be made by the Company or any other Note Party of principal, interest, fees or other obligations under any Transaction Document shall be made in Dollars in same day funds, and no obligation of any Note Party to make any such payment shall be discharged or satisfied by any payment other than payments made in United States Dollars in same day funds.

8.14 Loss of Value The Collateral Agent shall not be liable or responsible for any loss or diminution in value of any of the property subject to the Liens created by the Collateral Documents, by reason of the act or omission of any Person.

8.15 Transferees of Notes. Each Purchaser, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article 8 as though it were a party to this Agreement.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY: DOUGLAS ELLIMAN INC.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

PURCHASER SIGNATURE PAGES TO DOUGLAS ELLIMAN INC. SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	KLIM Delta HQC3 LP

Signature of Authorized Signatory of Purchaser:	/s/ Anthony Pasqua

Name of Authorized Signatory:	Anthony Pasqua

Title of Authorized Signatory:	Authorized Signatory

PURCHASER SIGNATURE PAGES TO DOUGLAS ELLIMAN INC. SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	KLCP Fund III (EU) Master AIV LP

Signature of Authorized Signatory of Purchaser:	/s/ Anthony Pasqua

Name of Authorized Signatory:	Anthony Pasqua

Title of Authorized Signatory:	Authorized Signatory